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                                                                   Exhibit 10.11

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                            ASSET PURCHASE AGREEMENT

                                  by and among

                              CENDANT CORPORATION,

                            COMPLETEHOME.COM, INC.,

                                RENT NET, INC.,

                                JOHN P. McWEENY,

                                JOSEPH A. PREIS,

                                      and

                                METRO-RENT, INC.







                          Dated as of October 29, 1999


================================================================================


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                               TABLE OF CONTENTS

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                                                                            ----

                                   ARTICLE I
                                 SALE OF ASSETS

Section 1.1.  Seller's Assets .............................................    2
Section 1.2.  Assumption of Liabilities ...................................    5
Section 1.3.  Retained Liabilities ........................................    6
Section 1.4.  Purchase Price ..............................................    7
Section 1.5.  Deferred Payments ...........................................    7
Section 1.6.  Time and Place of Closing ...................................   18
Section 1.7.  Deliveries by the Seller ....................................   18
Section 1.8.  Deliveries by the Buyer or the Sub ..........................   19
Section 1.9.  Deliveries by the Seller Shareholders .......................   20
Section 1.10. Preclosing Transactions .....................................   20

                                   ARTICLE II
                       REPRESENTATIONS AND WARRANTIES OF
                     THE SELLER AND THE SELLER SHAREHOLDERS

Section 2.1.  Organization; Etc ...........................................   21
Section 2.2.  Authority Relative to this Agreement ........................   21
Section 2.3.  Consents and Approvals; No Violations .......................   22
Section 2.4.  Financial Statements ........................................   23
Section 2.5.  Absence of Undisclosed Liabilities ..........................   23
Section 2.6.  Absence of Certain Changes ..................................   24
Section 2.7.  Litigation ..................................................   24
Section 2.8.  Compliance with Law .........................................   24
Section 2.9.  Employee Benefit Plans ......................................   25
Section 2.10. Labor Relations .............................................   26
Section 2.11. Taxes .......................................................   26
Section 2.12. Contracts ...................................................   27
Section 2.13. Real Property ...............................................   28
Section 2.14. Intellectual Property .......................................   28
Section 2.15. Year 2000 Compliance ........................................   32

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                                                                            ----

Section 2.16. Assets ......................................................   33
Section 2.17. Affiliate Transactions ......................................   33
Section 2.18. Brokers; Finders and Fees ...................................   33
Section 2.19. Restricted Securities .......................................   33
Section 2.20. Suitability Standards .......................................   34
Section 2.21. No General Solicitation .....................................   35
Section 2.22. Private Placement ...........................................   35
Section 2.23. Fair Credit Reporting Act ...................................   36
Section 2.24. Sale of Inventory ...........................................   36
Section 2.25. Homerenters Guide ...........................................   36

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                       OF THE BUYER, THE SUB AND CENDANT

Section 3.1.  Organization; Etc ...........................................   36
Section 3.2.  Authority Relative to this Agreement ........................   36
Section 3.3.  Consents and Approvals; No Violations .......................   37
Section 3.4.  Availability of Funds .......................................   38
Section 3.5.  Brokers; Finders and Fees ...................................   38
Section 3.6.  Status of Share Equivalents .................................   38
Section 3.7.  Licenses and Approvals ......................................   38

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

Section 4.1.  Conduct of Business of the Seller ...........................   38
Section 4.2.  Access to Information for Cendant, the Buyer and the Sub ....   39
Section 4.3.  Consents; Cooperation .......................................   40
Section 4.4.  No Solicitation .............................................   40
Section 4.5.  Best Efforts ................................................   41
Section 4.6.  Public Announcements ........................................   41
Section 4.7.  Tax Matters .................................................   41
Section 4.8.  Knowledge of Breach; Prior Knowledge; Supplemental
                Disclosure ................................................   42
Section 4.9.  Employees; Employee Benefits ................................   43

                                       ii

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Section 4.10. Maintenance of Books and Records ............................   43
Section 4.11. Covenant Not to Compete .....................................   44
Section 4.12. Post-Closing Confidentiality ................................   45
Section 4.13. Transfers Not Effected as of Closing ........................   46
Section 4.14. Seller Shareholder Loans ....................................   46
Section 4.15. Post Closing Capital Budgets and Acquisitions ...............   49
Section 4.16. Ancillary Revenues ..........................................   49
Section 4.17. Escrow Delivery .............................................   49
Section 4.18. Lockup ......................................................   50
Section 4.19. Post Closing Operations and Expense Budget ..................   50
Section 4.20. Release of Personal Liability ...............................   50
Section 4.21. Monthly Financial Information ...............................   50
Section 4.22. Mail Received After the Closing .............................   51
Section 4.23. Use of Trademarks ...........................................   51

                                   ARTICLE V
                CONDITIONS TO CONSUMMATION OF THE ASSET PURCHASE

Section 5.1.  Conditions to Each Party's Obligations to Consummate
                the Asset Purchase ........................................   52
Section 5.2.  Further Conditions to the Seller's and the Seller
                Shareholders' Obligations .................................   52
Section 5.3.  Further Conditions to Cendant's, the Buyer's and the
                Sub's Obligations .........................................   53

                                   ARTICLE VI
                          TERMINATION AND ABANDONMENT

Section 6.1.  Termination .................................................   55
Section 6.2.  Procedure for and Effect of Termination .....................   56

                                  ARTICLE VII
                          SURVIVAL AND INDEMNIFICATION

Section 7.1.  Survival Periods ............................................   57
Section 7.2.  The Seller's and the Seller Shareholders' Agreement to

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                                                                            Page
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                Indemnify .................................................   57
Section 7.3.  The Buyer's and the Sub's Agreement to Indemnify ............   59
Section 7.4.  Third-Party Indemnification .................................   60
Section 7.5.  No Duplication; Sole Remedy .................................   62
Section 7.6.  Indemnification Matters Governed by this Article VII ........   62

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

Section 8.1.  Entire Agreement ............................................   62
Section 8.2.  Severability ................................................   63
Section 8.3.  Notices .....................................................   63
Section 8.4.  Governing Law; Jurisdiction .................................   64
Section 8.5.  Descriptive Headings ........................................   65
Section 8.6.  Counterparts ................................................   65
Section 8.7.  Assignment ..................................................   65
Section 8.8.  Fees and Expenses ...........................................   65
Section 8.9.  Interpretation ..............................................   66
Section 8.10. No Third-Party Beneficiaries ................................   66
Section 8.11. No Waivers; Modification ....................................   67
Section 8.12. Specific Performance ........................................   67

                                       iv

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                             INDEX OF DEFINED TERMS

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                                                                            ----

AAA .......................................................................   16
AAA Rules .................................................................   16
Accepted Additions ........................................................    7
Accounting Changes ........................................................   23
Acquired Assets ...........................................................    2
Acquisition Proposal ......................................................   40
Actual Capital Expenditures ...............................................    8
Actual Expenses ...........................................................    8
Actual Results ............................................................   15
Actual Revenues ...........................................................    8
Actual Tax Payment ........................................................   47
Affected Employee .........................................................   43
Agreement .................................................................    1
Allocation Schedule .......................................................   41
Appreciated Value .........................................................   48
Assumed Liabilities .......................................................    5
Balance Sheet .............................................................   23
Big Five Accounting Firm ..................................................   16
Books and Records .........................................................    2
Budgeted Capital ..........................................................    8
Budgeted Expenses .........................................................    9
Budgeted Revenues .........................................................    9
Business ..................................................................    1
Business Material Adverse Effect ..........................................   23
Buyer .....................................................................    1
Buyer Common Stock ........................................................    7
Buyer Damages .............................................................   57
Buyer Indemnitees .........................................................   57
Buyer Material Adverse Effect .............................................   37
Calculated Deferred Payment ...............................................    9
Calculation Certificate ...................................................   15
Capital Adjustment ........................................................    9
Capital Savings ...........................................................   10

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Cendant ...................................................................    1
Cendant Internet Business .................................................    1
CIB Stock .................................................................    1
Claim .....................................................................   60
Closing ...................................................................   18
Closing Arbitrator ........................................................   16
Closing Cash Payment ......................................................    7
Closing Date ..............................................................   18
Closing Dispute ...........................................................   16
Closing Payments ..........................................................    7
Closing Stock Payment .....................................................    7
Code ......................................................................   25
Confidential Information ..................................................   45
Confidentiality Agreements ................................................   40
Contracts .................................................................    2
Copyrights ................................................................    3
Date Data .................................................................   32
Deferred Payment ..........................................................   10
Deferred Payment Period ...................................................   10
Deferred Payment Target ...................................................   10
Dispute Notice ............................................................   16
Employment Agreements .....................................................   25
ERISA .....................................................................   25
ERISA Affiliate ...........................................................   25
Escrow Agent ..............................................................   49
Escrow Agreement ..........................................................   19
Escrow Amount .............................................................   49
Excess Capital Expenditures ...............................................   11
Expanded Business .........................................................   11
Expense Adjustment ........................................................   11
Expense Percentage at Budget ..............................................   12
Financial Statements ......................................................   23
Governmental Entity .......................................................   22
Gross-up Amount ...........................................................   48
Intellectual Property .....................................................   28
Interest Bearing Seller Shareholder Loan ..................................   48

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                                                                            Page
                                                                            ----

IPO .......................................................................    1
Law .......................................................................   22
Laws ......................................................................   22
Legal Proceeding ..........................................................   24
License Agreements ........................................................   29
Liens .....................................................................    4
Lockup Period .............................................................   50
McWeeny ...................................................................    1
Monthly Unaudited Financial Information ...................................   51
Patents ...................................................................    3
Permits ...................................................................   24
Person ....................................................................   66
Personal Liability Creditors ..............................................   50
Plans .....................................................................   25
Preclosing Transaction Expenses ...........................................   21
Preclosing Transactions ...................................................   21
Preis .....................................................................    1
Proprietary Software ......................................................   29
Purchase Price ............................................................    7
Real Property Leases ......................................................   28
Registration Rights Agreement .............................................   19
Retained Assets ...........................................................    5
Retained Employment Contracts .............................................    5
Retained Insurance Policies ...............................................    5
Retained Liabilities ......................................................    6
Revenue Adjusted Target ...................................................   12
Review Period .............................................................   16
Section ...................................................................   66
Securities Act ............................................................   33
Seller ....................................................................    1
Seller Damages ............................................................   59
Seller Financial Advisor ..................................................    6
Seller Indemnitees ........................................................   59
Seller Shareholder Employment Agreement....................................   20
Seller Shareholder Loan ...................................................   47
Seller Shareholder Loans ..................................................   47

                                      vii

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                                                                            Page
                                                                            ----

Seller Shareholders .......................................................    1
Seller's Service Mark and Logos ...........................................   51
Share Equivalents .........................................................    7
Share Value ...............................................................    7
Shareholders' Agreement ...................................................    5
Software ..................................................................    2
Sub .......................................................................    1
Tax .......................................................................   27
Tax Liability .............................................................   47
Tax Returns ...............................................................   27
Taxes .....................................................................   27
Trade Secrets .............................................................    3
Trademarks ................................................................    3
Transfer ..................................................................   50
Year ......................................................................   13
Year 1, Year 2, and Year 3 ................................................   13
Year 2 Actual Expenses ....................................................    8
Year 2 Budgeted Expenses ..................................................    9
Year 2 Budgeted Revenues ..................................................    9
Year 2 Deferred Payment Target ............................................   11
Year 2000 Compliance ......................................................   32
Year 2000 Compliant .......................................................   32
Year 3 Actual Revenues ....................................................    8

                            ASSET PURCHASE AGREEMENT

        ASSET PURCHASE AGREEMENT, dated as of October 29, 1999 (this "Agreement"), by and among Cendant Corporation, a Delaware corporation ("Cendant"), CompleteHome.com, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Cendant (the "Buyer"), Rent Net, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Sub"), John P. McWeeny ("McWeeny"), Joseph A. Preis ("Preis"), and together with McWeeny, the "Seller Shareholders") and Metro-Rent, Inc., a California corporation (the "Seller").

        WHEREAS, the Seller is engaged in an Internet-based real estate and ancillary services business (the "Business");

        WHEREAS, the Buyer (or the Sub if designated by the Buyer) desires to purchase and assume from the Seller, and the Seller desires to sell, convey, assign, and transfer to the Buyer (or the Sub if designated by the Buyer), all the assets and properties relating to the Business, together with certain obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein;

        WHEREAS, the only assets of the Seller immediately after the Closing (as hereinafter defined) will consist exclusively of the consideration provided by the Buyer (or the Sub if designated by the Buyer) as set forth in Section 1.4 of this Agreement and the Retained Assets (as hereinafter defined);

        WHEREAS, it is contemplated that the Business will form part of an Internet real estate portal business being developed by the Buyer (the "Cendant Internet Business") which will include among other business operations the Sub and certain other Cendant real estate assets; and

        WHEREAS, Cendant is currently planning an initial public offering ("IPO") of a new series of tracking stock designed to reflect the performance of the Cendant Internet Business (the "CIB Stock") although the plans for the Cendant Internet Business are not finalized and are not likely to be finalized before the closing of the transactions contemplated herein.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                 SALE OF ASSETS
                                 --------------

        Section 1.1. SELLER'S ASSETS.

        a) ACQUIRED ASSETS. Subject to the terms of this Agreement, the Seller agrees to sell, assign, transfer, convey and deliver to the Buyer (or the Sub if designated by the Buyer), and the Buyer (or the Sub if designated by the Buyer) agrees to purchase and acquire from the Seller, free and clear of all Liens (as hereinafter defined), all of the Seller's right, title and interest in and to the assets held for use or used in, arising from or related to the Business of every kind and nature, tangible and intangible, wherever located and whether or not on the books of the Seller (collectively, the "Acquired Assets"), including without the limitation the following:

                (i)     all goodwill related to the Business;

                (ii) all of the Seller's contracts, agreements, Intellectual Property (as hereinafter defined) agreements, license agreements and leases, including amendments and supplements, modifications, side letters or agreements relating to the foregoing, or entered into after the date hereof in accordance with the terms of Section 4.1 (collectively, the "Contracts");

                (iii) all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, personnel records, customer and supplier lists and files, preprinted materials, art work, and other similar items related to the Business in the possession or under the control of the Seller or related primarily to the Business and in the possession or under the control of affiliates of the Seller, or its representatives (the "Books and Records");

                (iv) all copies of computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information


                                       2
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        contained on any Web site (collectively, "Software") held for use or used in the Business as conducted as of the Closing Date (as hereinafter defined) or as presently contemplated to be conducted;

                (v) all accounts receivable related to the Business set forth in Section 1.1(a)(v) of the Seller Disclosure Schedule as well as those accounts receivable related to the Business arising after the date set forth in Section 1.1(a)(v) of the Seller Disclosure Schedule and all rights to insurance proceeds in respect of any of the Acquired Assets;

                (vi) all rights to all telephone numbers related to the Business;

                (vii) all intangible assets held for use or used in the Busi ness as conducted as of the Closing Date or as presently contemplated to be conducted, including without limitation the following:

                        (A) the confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items collectively, "Trade Secrets") held for use or used in the Business as conducted as of the Closing Date or as presently contemplated to be conducted (including all documentation relating thereto);

                        (B) the copyrights, copyright registrations and copyright applications (collectively, "Copyrights") set forth in
                Section 1.1(a)(vii) of the Seller Disclosure Schedule;

                        (C) the patents, patent applications, disclosures of inventions and the patents issued upon patent applications or based upon such invention disclosures (collectively, "Patents") set forth in Section 1.1(a)(vii) of the Seller Disclosure Schedule;

                        (D)     the trade names, trademarks, service marks,

                product designations, trade dress, logos, slogans, and designs and general intangibles of a like nature together with goodwill, all registrations and applications related to the foregoing (collectively, "Trademarks") set forth in Section 1.1(a)(vii) of the Seller Disclosure Schedule;


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                        (E)     the Internet domain names set forth in Section
                1.1(a)(vii) of the Seller Disclosure Schedule;

                        (F) subject to the consent requirements for the agreements set forth in Section 2.3 of the Seller Disclosure Schedule, license agreements held for use or used in, or related to the Business as conducted as of the Closing Date or as presently contemplated to be conducted and relating to any of the foregoing types of intangible assets whether Seller is a party as licensor or licensee thereunder, including the licenses set forth in Section 1.1(a)(vii) of the Seller Disclosure Schedule;

                (viii) all payments, deposits (including security deposits) and prepaid expenses of the Seller related to the Business;

                (ix) all furnishings, furniture, office supplies, hardware, fixtures and other tangible personal property related to the Business;

                (x) all rights under warranties, representations and guaran tees made by suppliers, manufacturers or contractors in connection with the operation of the Business or affecting any of the Acquired Assets;

                (xi) to the extent assignable, all Permits (as hereinafter defined); and

                (xii) all other assets of the Seller other than the Retained Assets (as hereinafter defined).

For purposes of this Agreement, "Liens" shall mean all liens, pledges, charges, claims (excluding claims of vendors of supplies or services used in the ordinary course for payment of invoices issued in the ordinary course, and claims of customers for refunds in the ordinary course), security interests or other encumbrances except for statutory liens relating to taxes not yet due and payable.

        (b) RETAINED ASSETS. Notwithstanding anything contained herein to the contrary, the Seller shall not sell, transfer, convey or deliver, or cause to be sold, transferred, conveyed or delivered, to the Buyer (or the Sub if designated by the Buyer),


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and the Buyer (or the Sub if designated by the Buyer) shall not purchase from the Seller the following assets, properties, interests and rights of the Seller (the "Retained Assets"):

                (i) all books and records solely related to the Retained Liabilities (as hereinafter defined);

                (ii) any cash or bank account balances of the Seller in excess of (x) an amount reasonably anticipated to be necessary to fund the Business from the Closing Date through December 31, 1999 to be calculated as of the Closing Date by the Seller and reasonably agreed to by the Buyer (or the Sub if designated by the Buyer) and (y) cash to fund the outstanding but unpaid checks as of the Closing Date; such amount to be calculated at least three business days prior to the Closing by the Seller on a certificate detailing the Seller's calculation of excess cash and certified by the Seller as complete and correct along with copies of all documents used in calculating said amounts;

                (iii) the shareholders' agreement among the Seller and the Seller Shareholders listed in Section 2.17 of the Seller Disclosure Schedule (the "Shareholders' Agreement");

                (iv) any Employment Agreement (as hereinafter defined) for which the employee of the Seller who is a party to such Employment Agreement does not receive an offer of employment from the Buyer (or the Sub if designated by the Buyer) following the Closing pursuant to
        Section 4.9(a) (the "Retained Employment Contracts"); and

                (v) the Seller's workers compensation insurance policy (policy number 97-NK-0608-9) with State Farm Fire and Casualty Company and business insurance policy (policy number 97-EK-5805-2) with State Farm General Insurance Company (the "Retained Insurance Policies")

        Section 1.2. ASSUMPTION OF LIABILITIES. Subject to the terms of this Agreement and excluding the Retained Liabilities, the Buyer (or the Sub if designated by the Buyer) hereby agrees to assume, pay, perform and discharge when due all the liabilities and obligations of the Business, whether fixed, absolute, contingent, material or immaterial, matured or unmatured other than the Retained Liabilities (collectively, the "Assumed Liabilities"), including without limitation:

        (a) all liabilities and obligations reflected on the Balance Sheet (as hereinafter defined) and any liabilities or obligations arising in the ordinary course of the Business and consistent with past practice since the date of the Balance Sheet (excluding all costs and expenses (including legal fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby) including, without limitation, any amounts payable or reserved for payments of refunds to customers of the Seller in the ordinary course;

        (b) all liabilities and obligations of the Seller under the Contracts; and

        (c) all liabilities and obligations that the Buyer (or the Sub if designated by the Buyer) has agreed to assume pursuant to Section 4.9.

        Section 1.3. RETAINED LIABILITIES. Subject to the terms of this Agreement, the Buyer (or the Sub if designated by the Buyer) shall not assume and the Seller or the Seller Shareholders, as applicable, shall retain all the liabilities and obligations of the Seller or the Seller Shareholders, as applicable not specifically assumed by the Buyer (or the Sub if designated by the Buyer) in Section 1.2, including without limitation, the following (the "Retained Liabilities"):

        (a) all Taxes (as hereinafter defined) attributable to or related to the Business or the Acquired Assets for all taxable periods (or portions thereof) ending on or prior to the Closing Date including, without limitation, Taxes incurred as a result of the transactions contemplated by this Agreement and the Preclosing Transactions (as hereinafter defined) and all Taxes imposed upon the Seller or the Seller Shareholders for any taxable period;

        (b) all costs and expenses (including legal fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby including, without limitation, the fees and expenses of Booth Capital Corporation and Scott Miller (collectively, the "Seller Financial Advisor") and the Preclosing Transaction Expenses (as hereinafter defined);

        (c) all liabilities and obligations of the Seller in connection with the Shareholders' Agreement and the promissory note payable to Preis by the Seller in the amount of $390,000 listed in Section 2.17 of the Seller Disclosure Schedule;

        (d)     the Retained Employment Contracts; and

        (e)     the Retained Insurance Policies.

        Section 1.4. PURCHASE PRICE. Subject to the terms of this Agreement, in consideration of the aforesaid sale, assignment, transfer and conveyance of the Acquired Assets, the Buyer (or the Sub if designated by the Buyer) agrees to (i) assume the Assumed Liabilities and (ii) pay to the Seller a purchase price of up to $9.0 million (the "Purchase Price") to be paid as follows: (a) at the Closing, $2.0 million in cash by wire transfer in immediately available funds to an account designated in writing by the Seller (the "Closing Cash Payment") and a payment of $1.0 million in Share Equivalents (as hereinafter defined) (the "Closing Stock Payment" and together with the Closing Cash Payment, the "Closing Payments"); (b) up to $6.0 million in Deferred Payments as set forth in Section
1.5 below. "Share Equivalents" for a given payment amount shall mean (i) that number of shares of Buyer Common Stock (as hereinafter defined) determined by dividing such payment amount by the Share Value (as hereinafter defined), or
(ii) if the CIB Stock has been issued, that number of shares of CIB Stock determined by calculating the number of shares of Buyer Common Stock that would have been issued pursuant to (i) above and converting such shares into CIB Stock at the same conversion ratio at which the Buyer Common Stock converted into CIB Stock at the time of the IPO. "Buyer Common Stock" means the Non-Voting Common Stock, par value $.01 per share of the Buyer. The key provisions of the Buyer Common Stock are attached as Exhibit A hereto. "Share Value" shall mean $20.51 per share, as the same may be adjusted to reflect stock dividends, stock-splits, combinations or other reclassifications of stock or any other similar transactions.

        Section 1.5. DEFERRED PAYMENTS.

        (a)     DEFINITIONS. The following terms shall be defined as follows:

                (i) "Accepted Addition" means any expansion of the activities of the Business to a new location other than those contemplated by Budgeted Capital or any expansion to a location or activity not previously contemplated by Budgeted Capital or Budgeted Expenses, and which is accepted in writing as an "Accepted Addition" by the Buyer (or the Sub if designated by the Buyer) and Preis. An "Accepted Addition" may be proposed by any party hereto. Accepted

        Additions are intended only to affect the calculation of the Deferred Payments hereunder and shall not be construed as giving any other party veto power or control over investment decisions of Cendant, the Buyer or the Sub, which power and control shall remain in the sole discretion of Cendant, the Buyer and the Sub. Any location or business activity which is not an Accepted Addition shall be excluded from the calculation of Actual Capital Expenditures, Excess Capital Expenditures, Actual Revenues and Actual Expenses (including, if such activities or locations are not Accepted Additions and the Seller Shareholders or the Expanded Business devote a material amount of time to such locations or activities, an adjustment to allocate overhead to the excluded location or activity to be determined in good faith by the Buyer (or the Sub if designated by the Buyer)) in calculating the Calculated Deferred Payment. If an expansion is an Accepted Addition the actual results of the Accepted Addition (determined according to Section 1.5(c) hereof) shall be included in determining Actual Capital Expenditures, Actual Revenues and Actual Expenses for purposes of determining the Calculated Deferred Payment.

                (ii) "Actual Capital Expenditures" means the cumulative amount of capital expenditures of the Expanded Business (as hereinafter defined) actually made from the Closing Date until the end of the Deferred Payment Period (as hereinafter defined).

                (iii) "Actual Expenses" means the expenses of the Expanded Business (as determined under Section 1.5 (c)) for a particular Year (as hereinafter defined) during the Deferred Payment Period (including any expenses associated with moving, closing or opening an office for the Expanded Business except for expenses associated with any relocation of the Fillmore Street office within six months of the Closing Date which is directed by the Buyer (and not agreed to by Preis) without a legal requirement for such relocation to have occurred) and referred to by reference to the particular Year, e.g., "Year 2 Actual Expenses."

                (iv) "Actual Revenues" means the revenues of the Expanded Business (as determined under Section 1.5 (c)) for a particular Year during the Deferred Payment Period and referred to by reference to a particular Year, e.g., "Year 3 Actual Revenues" (including Ancillary Revenues as described in Section 4.16).

                (v)     (1)     "Budgeted Capital" means $1,900,000 for the
        entire Deferred Payment Period, measured on a cumulative basis from the Closing Date until the end of the Deferred Payment Period.

                        (2) Section 1.5(a)(v)(2) of the Seller Disclosure Schedule sets forth a description of all targeted acquisitions by region, including the targeted capital expenditures, revenues and expenses allocated to each such acquisition in the Budgeted Capital, Budgeted Expenses and Budgeted Revenues and including, where known, the name and the aforementioned information with respect to each individual target within such region.

                (vi) "Budgeted Revenues" and "Budgeted Expenses" mean, for Year 1, Year 2, and Year 3 of the Expanded Business, the following gross dollar amounts:

                    Budgeted Revenues       Budgeted Expenses
                    -----------------       -----------------

            Year 1     $ 5,930,000             $ 7,229,000
            Year 2     $10,215,000             $ 8,883,000
            Year 3     $12,593,000             $10,062,000

        Budgeted Revenues and Budgeted Expenses are referred to in this Section
        1.5 by reference to a specific year (e.g., "Year 2 Budgeted Revenues and Year 2 Budgeted Expenses").

                (vii) "Calculated Deferred Payment" means, for each Year, the portion of the Deferred Payment Target (as hereinafter defined) actually calculated to be due and payable to the Seller pursuant to this Section
        1.5. The Calculated Deferred Payment is referred to by reference to the particular Year with respect to which the calculation is made, e.g., the Year 3 Calculated Deferred Payment.

                (viii) "Capital Adjustment" means, for each Year during the Deferred Payment Period, an adjustment determined as follows:

                (1) If there are no Excess Capital Expenditures (as herein after defined) for the Year, or for any period Year, the Capital Adjustment is zero ($0).

                (2) If there are Excess Capital Expenditures in Year 1, the Year 1 Capital Adjustment shall be equal to twenty five percent (25%) of the Year 1 Excess Capital Expenditures.

                (3) If there are Excess Capital Expenditures in either Year 1 or Year 2, the Year 2 Capital Adjustment shall be (A) fifty percent (50%) of the Year 2 Excess Capital Expenditures, plus (B) fifty percent (50%) of the Year 1 Excess Capital Expenditures.

                (4) If there are Excess Capital Expenditures in any of Year 1, Year 2 or Year 3, the Year 3 Capital Adjustment shall be (A) one hundred percent (100%) of the Year 3 Excess Capital Expenditures, plus (B) fifty percent (50%) of the Year 2 Excess Capital Expenditures, plus (C) twenty five percent (25%) of the Year 1 Excess Capital Expenditures.

        In all cases where the Capital Adjustment is a number other than zero ($0), it will be expressed as a negative number.

                (ix) "Capital Savings" means, for each Year during the Deferred Payment Period, the amount, if any, by which Actual Expenses for the Year are less than Budgeted Expenses for the Year, PROVIDED, HOWEVER that such Capital Savings cannot exceed the positive difference between (A) Actual Revenues for the Year multiplied by the Expense Percentage at Budget (as hereinafter defined) for the Year minus (B) Actual Expenses for the Year.

                (x) "Deferred Payment" means any one of the payments determined hereunder for Year 1, Year 2 and Year 3.

                (xi) "Deferred Payment Period" means the period from the Closing Date until the end of Year 3.

                (xii) "Deferred Payment Target" means, with respect to each Year the following dollar amounts:

                Year          Deferred Payment Target
                ----          -----------------------
                Year 1              $2,000,000
                Year 2              $3,000,000
                Year 3              $1,000,000

        The Deferred Payment Target for a particular Year is referred to by reference to such Year, e.g., "Year 2 Deferred Payment Target."

                (xiii) "Excess Capital Expenditures" means, to the extent that such amount is greater than zero, (A) the amount of Actual Capital Expenditures made in any Year, minus (B) the Budgeted Capital less aggregate Capital Expenditures in all prior Years, minus (C) the Capital Savings for the Year, PROVIDED, HOWEVER, that if there were Excess Capital Expendi tures in any prior Year, then the Excess Capital Expenditures for the Year being calculated shall equal the Actual Capital Expenditures for such Year. The Excess Capital Expenditures are referred to by reference to each particular Year, including only the Actual Capital Expenditures made during that Year. (e.g., If there are no Capital Savings in Year 1 or Year 2, and if $2,000,000 in chargeable capital is spent on the Expanded Business before the end of Year 1, and an additional $200,000 in Year 2, the Year 1 Excess Capital Expenditures would be $100,000, and the Year 2 Excess Capital Expenditures would be $200,000.) Year 1 Excess Capital Expenditures includes all Actual Capital Expenditures made from the Closing Date through the end of Year 1.

                (xiv) "Expanded Business" means, for purposes of determin ing the Actual Revenues, Actual Expenses and Actual Capital Expenditures for any Year of the Expanded Business the operations of the Business, expanded by (i) additionaloperations, locations or offices contemplated by the Budgeted Capital or in the existing Budgeted Expenses and included in Section 1.5(a)(v)(2) of the Seller Disclosure Schedule, and
        (ii) any Accepted Additions.

                (xv) "Expense Adjustment" means a dollar amount (which may be positive or negative) determined for each of Year 2 and Year 3 as follows:

                (1) If Actual Expenses for the Year are less than Budgeted Expenses for the Year, the Expense Adjustment is zero ($0).

                (2) If Actual Expenses for the Year are greater than Budgeted Expenses for the Year, the Expense Adjustment is equal to:

                        (A) Actual Revenues for the Year multiplied by the Expense Percentage at Budget for the Year,

                                minus

                        (B)     Actual Expenses for the Year.

        A positive difference is a positive Expense Adjustment for the Year; a negative difference is a negative Expense Adjustment for the Year.

                (xvi) "Expense Percentage at Budget" means, for each of Year 1, Year 2 and Year 3, Budgeted Expenses for the Year divided by Budgeted Revenues for the same Year, expressed as a percentage. The Expense Percentage at Budget for each of Year 1, Year 2 and Year 3 is as follows:

                Year 1        121.91%
                Year 2         86.96%
                Year 3         79.90%

                (xvii) "Revenue Adjusted Target" means the dollar amount determined for each of Year 2 and Year 3 by multiplying the appropriate Revenue Adjustment Percentage in the following chart, by the Deferred Payment Target for the Year:

           Actual Revenues for the
           Year as a Percentage of             Revenue Adjustment
        Budgeted Revenues for the Year       Percentage for the Year
        ------------------------------       -----------------------

                    65%                               32.5%
                    70%                               45.8%
                    75%                               59.2%
                    80%                               72.5%
                 Above 80%                  Same Percentage Above 80%

        If Actual Revenues as a percentage of Budgeted Revenues falls at an intermediate point between 65% and 80%, the Revenue Adjustment Percentage for such intermediate point is determined by linear interpolation from the results indicated for 65%, 70%, 75% and 80%.

                (xviii) "Year" means any one of Year 1, Year 2, or Year 3.

                (xix) "Year 1, Year 2, and Year 3" mean the following time periods regardless of the scheduled time for payment of a Calculated Deferred Payment with respect to such periods:

                           Period Covered (Inclusive)
                           --------------------------

            Year 1            1/1/2000-12/31/2000
            Year 2            1/1/2001-12/31/2001
            Year 3            1/1/2002-12/31/2002

            (b) DETERMINATION OF CALCULATED DEFERRED PAYMENT.

                (i)     YEAR 1 CALCULATED DEFERRED PAYMENT.

                (1) If Year 1 Actual Revenues are less than fifty percent (50%) of Year 1 Budgeted Revenues, the Year 1 Calculated Deferred Payment is zero ($0).

                (2) If Year 1 Actual Revenues equal or exceed fifty per cent (50%) of Year 1 Budgeted Revenues, the Year 1 Calculated Deferred

            Payment will be the sum of (A) the Year 1 Deferred Payment Target, and (B) the Year 1 Capital Adjustment, if any. No other adjustments will be taken into account or applied in determining the Year 1 Calculated Deferred Payment.

                (3) The Year 1 Calculated Deferred Payment shall be payable fifty percent (50%) in cash and fifty percent (50%) in Share Equivalents.

                (ii)    YEAR 2 CALCULATED DEFERRED PAYMENT.

                (1) If Year 2 Actual Revenues are less than sixty five percent (65%) of Year 2 Budgeted Revenues, the Year 2 Calculated Deferred Payment will be zero ($0), and no adjustments will apply to raise the Year 2 Calculated Deferred Payment above zero ($0).

                (2) If (A) Year 2 Actual Revenues equal or exceed Year 2 Budgeted Revenues, (B) Year 2 Actual Expenses are less than or equal to Year 2 Budgeted Expenses, and (C) there are no Excess Capital Expenditures for Year 2 or Year 1, then the Year 2 Calculated Deferred Payment will be the Year 2 Deferred Payment Target.

                (3) In any circumstances other than those described in Sections 2.15(b)(ii)(1) and (2) above, the Year 2 Calculated Deferred Payment will be the sum of: (A) the Year 2 Revenue Adjusted Target, (B) the Year 2 Expense Adjustment and (C) the Year 2 Capital Adjustment; PROVIDED, HOWEVER, that in no event shall the Year 2 Calculated Deferred Payment exceed the Year 2 Deferred Payment Target.

                (4) The Year 2 Calculated Deferred Payment shall be payable in Share Equivalents.

                (iii)   YEAR 3 CALCULATED DEFERRED PAYMENT AMOUNT.

                (1) If Year 3 Actual Revenues are less than sixty five percent (65%) of Year 3 Budgeted Revenues, the Year 3 Calculated Deferred

            Payment will be zero ($0), and no adjustments will apply to raise the Year 3 Calculated Deferred Payment above zero ($0).

                (2) If (A) Year 3 Actual Revenues equal or exceed Year 3 Budgeted Revenues, (B) Year 3 Actual Expenses are less than or equal to Year 3 Budgeted Expenses, and (C) there are no Excess Capital Expenditures for Year 3, Year 2 or Year 1, then the Year 3 Calculated Deferred Payment will be the Year 3 Deferred Payment Target.

                (3) In any circumstances other than those described in Sections 2.15(b)(iii)(1) and (2) above, the Year 3 Calculated Deferred Payment will be the sum of: (A) the Year 3 Revenue Adjusted Target, (B) the Year 3 Expense Adjustment and (C) the Year 3 Capital Adjustment; PROVIDED, HOWEVER, that in no event shall the Year 3 Calculated Deferred Payment Amount exceed the Year 3 Deferred Payment Target.

                (4) The Year 3 Calculated Deferred Payment shall be payable in Share Equivalents.

                (iv) CAPITAL ADJUSTMENT OPTION. Notwithstanding anything to the contrary contained within this Section 1.5(b), if the Calculated Deferred Payment for a Year includes a number other than zero as the Capital Adjustment for such Year, then the Seller may, by written notice to the Buyer (or the Sub if designated by the Buyer), elect to pay to the entity issuing such Share Equivalents an amount of cash equal to but no more or less than the Capital Adjustment for such Year in lieu of a reduction in the Share Equivalents payable to the Seller for such Year due to the Capital Adjustment for such Year.

        (c) DETERMINATION OF ACTUAL REVENUES, ACTUAL EXPENSES AND ACTUAL CAPITAL EXPENDITURES. Promptly after the end of a Year and in any event not later than 90 days following the end of such Year, the Buyer (or the Sub, if designated by the Buyer) shall prepare and deliver to the Seller a calculation of the Actual Revenues, Actual Expenses and Actual Capital Expenditures for the Year (the "Actual Results") and a certificate (the "Calculation Certificate") signed by the Chief Operating Officer of the Buyer (or the Sub, if designated by the Buyer) setting forth the calculation of the Calculated Deferred Payment for such Year. The Actual Results shall be prepared in good faith in a manner consistent with the Seller's current accounting practices (after consultation and due regard for the suggestions of Preis).

        (d) DISPUTES CONCERNING ACTUAL RESULTS. The Seller may dispute (a "Closing Dispute") any aspect of the Actual Results or the Calculation Certificate by notice (a "Dispute Notice") in writing given to Cendant within 30 days (the "Review Period") following the delivery of the Actual Results and the Calculation Certificate to the Seller. The Seller shall be provided with reasonable access during normal business hours under the supervision of the Buyer's (or the Sub's if designated by the Buyer) personnel and upon reasonable prior notice, to all documents, records, facilities and personnel reasonably necessary to conduct its review of the Actual Results and the Calculation Certificate. The Seller shall conduct such review in such a manner as not to disrupt the business operations of the Buyer (or the Sub if designated by the Buyer). The Dispute Notice shall specify the item or items on the Actual Results or the Calculation Certificate which the Seller disputes and shall specify the aggregate amount by which the Seller believes the Calculated Deferred Payment for the year should be increased. In the event that no Dispute Notice is given within 30 days following the delivery of the Actual Results and the Calculation Certificate to the Seller, the Actual Results and the Calculation Certificate shall be deemed to have been accepted by the Seller in the form in which it was delivered to the Seller and shall be final and binding upon the parties hereto. If the Seller has a Closing Dispute and delivers a Dispute Notice, the Buyer (or the Sub if designated by the Buyer) and the Seller shall attempt to resolve the Closing Dispute. In the event that such Closing Dispute is not resolved by agreement of the parties within 60 days of delivery of such notice by the Seller, the Closing Dispute shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules") then in effect, except as modified herein. The place of arbitration shall be New York, New York. There shall be a single arbitrator (the "Closing Arbitrator") appointed by the Seller and Cendant and who shall be a mutually acceptable certified public accountant from either (w) Deloitte & Touche LLP, (x) PricewaterhouseCoopers LLP, (y)Arthur Andersen LLP or
(z) KPMG Peat Marwick LLP (each, individually, a "Big Five Accounting Firm") (PROVIDED, HOWEVER, that in no event shall a certified public accountant from the accounting firm of Ernst & Young LLP be chosen, and Ernst & Young LLP shall not, for the purposes of this agreement, be defined as a Big Five Accounting
Firm). If Cendant and the Seller are unable to agree as to the identity of the Closing Arbitrator within 30 days of receipt by respondent of the notice of the demand for arbitration sent by the American Arbitration Association (the "AAA"), such appointment shall be made by the AAA in accordance with the AAA Rules and this Section 1.5. Any Closing Arbitrator appointed by the AAA shall be a certified public accountant who is a partner from a Big Five Accounting Firm (excluding Ernst & Young LLP) who is experienced in large business transactions of this type. In connection with the resolution of any Closing Dispute, the Closing Arbitrator shall have access to all documents, records, facilities and personnel necessary to perform his function. The Closing Arbitrator shall resolve all Closing
Disputes in accordance with the terms of this Agreement. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the United States Federal Arbitration Act, 9 U.S.C. Section 1 ET SEq. The decision of the Closing Arbitrator shall be final and binding on all the parties hereto and judgment upon any award may be entered in any court having competent jurisdiction. Upon agreement by the parties with respect to all matters in dispute, or upon an award or decision of the Closing Arbitrator with respect to all matters in dispute, such amendments shall be made to the Actual Results and the Calculation Certificate as may be necessary to reflect such agreement or such decision, as the case may be. In such event, references in this Agreement to the Actual Results and the Calculation Certificate shall refer to the Actual Results or the Calculation Certificate, as the case may be, as amended in accordance with the foregoing sentence, and the final determination of the Calculated Deferred Payment for the Year and any resulting payment pursuant to this Section 1.5 shall be made in accordance therewith. The fees payable to the Closing Arbitrator shall be paid equally by the Seller and Cendant and each party shall bear their own costs and attorneys fees.

        (e)     TIMING OF DEFERRED PAYMENTS.

                (i) The Year 1 Calculated Deferred Payment shall be effected through the payments and transfers to the Escrow Agent as provided in
        Section 4.17 of this Agreement, and the timing and terms of the release of the Year 1 Calculated Deferred Payment will be governed by the Escrow Agreement.

                (ii) The Year 2 Calculated Deferred Payment, if any, shall be paid on or after January 1, 2002, as follows: (A) the amount of the Year 2 Calculated Deferred Payment based upon the calculation of the Actual Results included in the Calculation Certificate under Section 1.5(c) of this Agreement shall accompany the Buyer's delivery of the Calculation Certificate to the Seller with respect to the Year 2 Actual Results, and
        (B) any additional Year 2 Calculated Deferred Payment payable as the result of resolution of any dispute concerning the Actual Results under
        Section 1.5(d) of this Agreement shall be paid to the Seller within ten (10) business days after such dispute is resolved pursuant to
        Section 1.5(d).

                (iii) The Year 3 Calculated Deferred Payment, if any, shall be paid on or after January 1, 2003, as follows: (A) the amount of the Year 3 Calculated Deferred Payment based upon the calculation of the Actual Results included in the Calculation Certificate under Section 1.5(c) of this Agreement shall accompany the Buyer's delivery of the Calculation Certificate to the Seller with respect to the Year 3 Actual Results, and
        (B) any additional Year 3 Calculated Deferred Payment payable as the result of resolution of any dispute concerning the Actual Results under
        Section 1.5(d) of this Agreement shall be paid to the Seller within ten
        (10) business days after such dispute is resolved pursuant to Section 1.5(d).

        Section 1.6. TIME AND PLACE OF CLOSING. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. (local time) on the third business day following the date on which all the conditions to each party's obligations specified in Article V hereunder that are susceptible to being satisfied prior to the Closing have been satisfied or waived by the party entitled to waive the applicable condition, or at such other date, place or time as the parties may agree in writing; PROVIDED, HOWEVER, that if Cendant's auditors, Deloitte & Touche LLP, notifies Cendant that audited financial statements of the Seller or the Business are required in order to file Cendant's proxy statement for the shareholder vote on the creation of the CIB Stock, then the Closing shall take place on the third business day after the filing of such proxy statement. The date on which the Closing occurs and the transactions contemplated hereby become effective is referred to herein as the "Closing Date".

        Section 1.7. DELIVERIES BY THE SELLER. At the Closing, the Seller will deliver the following to the Buyer (or the Sub if designated by the Buyer):

        (a)     the officer's certificate provided for in Section 5.3(c);

        (b)     the Secretary's certificate provided for in Section 5.3(d);

        (c) a Bill of Sale and Assignment duly executed by the Seller and substantially in the form of Exhibit B hereto;

        (d) a certificate of non-foreign status as provided in Treasury Regulation Section 1.1445-2(b);

        (e) copies of certificates from the appropriate taxing authorities stating that no Taxes (as hereinafter defined) are due to any state or other taxing authority for which the Buyer (or the Sub if designated by the Buyer) could have liability to withhold or pay Taxes with respect to the transfer of the Acquired Assets;

        (f) an Escrow Agreement duly executed by the Seller and substantially in the form of Exhibit C hereto (the "Escrow Agreement");

        (g) a Registration Rights Agreement duly executed by the Seller and substantially in the form of Exhibit D hereto (the "Registration Rights Agreement");

        (h) all other assignments and other instruments or documents reasonably necessary in the reasonable judgement of the Buyer (or the Sub if designated by the Buyer) to evidence the sale, assignment, transfer and conveyance by the Seller of the Acquired Assets in accordance with the terms of this Agreement; and

        (i) all other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement.

        Section 1.8. DELIVERIES BY THE BUYER OR THE SUB. Subject to the terms and conditions hereof, at the Closing the Buyer (or the Sub if designated by the Buyer) will deliver to the Seller:

        (a)     the officer's certificate provided for in Section 5.2(c);

        (b)     the Closing Payments;

        (c) an Instrument of Assumption duly executed by the Buyer (or the Sub if designated by the Buyer) and substantially in the form of Exhibit E hereto;

        (d)     the Secretary's certificate referenced in Section 5.2(d);

        (e) the Escrow Agreement duly executed by the Buyer (or the Sub if designated by the Buyer);

        (f) the Employment Agreements between the Buyer (or the Sub if designated by the Buyer) and each of the Seller Shareholders duly executed by the Buyer (or the Sub if designated by the Buyer) and substantially in the form of Exhibit F hereto (each a "Seller Shareholder Employment Agreement"); and

        (g) The Registration Rights Agreement duly executed by the Buyer and Cendant;

        (h) all other documents, instruments and writings required to be delivered by the Buyer (or the Sub if designated by the Buyer) at or prior to the Closing Date pursuant to this Agreement.

        Section 1.9. DELIVERIES BY THE SELLER SHAREHOLDERS. At the Closing, each of the Seller Shareholders shall deliver to the Buyer (or the Sub if designated by the Buyer):

        (a) the Seller Shareholder Employments Agreements duly executed by each Seller Shareholder;

        (b) all other assignments and other instrument or documents reasonably necessary in the reasonable judgement of the Buyer (or the Sub if designated by the Buyer) to evidence the sale, assignment, transfer and conveyance by the Seller of the Acquired Assets in accordance with the terms of this Agreement; and

        (c) The Registration Rights Agreement duly executed by each Seller Shareholder;

        (d) all other documents, instruments and writings required to be delivered by the Seller Shareholders at or prior to the Closing Date pursuant to this Agreement.

        Section 1.10. PRECLOSING TRANSACTIONS. Prior to the Closing, the Seller Shareholders shall contribute to the Seller the Internet domain names "Move.com" and "For-Rent.com", any and all assets (tangible or intangible) relating to those domain names and the Websites located at such domain name addresses. The foregoing transactions (the "Preclosing Transactions") shall be consummated pursuant to and in accordance with instruments of conveyance and otherwise on terms and conditions reasonably acceptable to Cendant and its outside counsel. The Seller and the Seller Shareholders shall provide Cendant with copies of the executed documents promptly following the execution thereof. The Seller and the Seller Shareholders shall be responsible for all costs, expenses and Taxes relating to the Preclosing Transactions (the "Preclosing Transaction Expenses").


                                  ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                     THE SELLER AND THE SELLER SHAREHOLDERS

        Each of the Seller and the Seller Shareholders hereby represents and warrants to the Buyer and the Sub as follows:

        Section 2.1 ORGANIZATION; ETC. The Seller (i) is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary. All of the outstanding capital stock of the Seller is owned beneficially and of record by the Seller Shareholders.

        Section 2.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Seller and the Seller Shareholders has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Seller and each of the Seller Shareholders. This Agreement has been duly and validly executed and delivered by the Seller and each of the Seller Shareholders and (assuming this Agreement has been duly authorized, executed and delivered by Cendant, the Buyer and the Sub) constitutes a valid and binding agreement of the Seller and each of the Seller Shareholders, enforceable against the Seller and each of the Seller Shareholders in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 2.3. CONSENTS AND APPROVALS; NO VIOLATIONS. () Except as set forth in Section 2.3 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller and each of the Seller Shareholders, nor the consummation by the Seller and each of the Seller Shareholders of the transactions contemplated hereby will (w) conflict with or result in any breach of any provision of the certificate or articles of incorporation, as the case may be, or by-laws of the Seller, (x) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Seller is a party or by which any of them or any of their respective properties or assets are bound, (y) violate any order, writ, injunction, decree or award rendered by any Governmental Entity (as hereinafter defined) or any statute, rule or regulation (collectively, "Laws" and, individually, a "Law") applicable to the Seller or any of their respective properties or assets, or (z) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except in the case of clauses (x), (y) and (z) of this
Section 2.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that (i), individually or in the aggregate, would not have a Business Material Adverse Effect (as hereinafter defined) or would not adversely affect the ability of the Seller or each of the Seller Shareholders to consummate the transactions contemplated by this Agreement; (ii), individually or in the aggregate become applicable as a result of the business or activities in which the Buyer, the Sub or Cendant is or proposes to be engaged (excluding the Expanded Business) or as a result of any acts or omissions by, or the status of or any facts pertaining to, the Buyer, the Sub or Cendant; or (iii) are listed in Section 3.7 of the Seller Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, the Seller will not seek a consent (which may or may not be required) for the transfer to the Buyer (or the Sub if designated by the Buyer) of that certain agreement between the Seller and SFGate listed in Section 2.3 of the Seller Disclosure Schedule unless previously authorized in writing by the Buyer. The Seller will use its commercially reasonable efforts to obtain such consent as soon as practicable following the Closing.

        (b) As used in this Agreement, the term "Business Material Adverse Effect" shall mean a material adverse change in, or effect on, the Acquired Assets or the business, prospects, financial condition or results of operations of the Business.

        Section 2.4. FINANCIAL STATEMENTS. () The Seller previously has delivered to Cendant the unaudited consolidated balance sheet of the Business as of August 31, 1999 (the "Balance Sheet") and the related unaudited consolidated statement of income of the Business for the nine months then ended (collectively the "Financial Statements"). The Financial Statements have not been prepared according to GAAP. The Seller has identified the changes which, to its knowledge, should conform its current method of accounting to GAAP. The effects of these changes are listed in Section 2.4 of the Seller Disclosure Schedule, and the changes in treatment of customer receipts and refunds are set forth in detail in Section 2.4 of the Seller Disclosure Schedule (the "Accounting Changes"). The Financial Statements together with the Accounting Changes present fairly and accurately the consolidated financial condition of the Business as of such date and the results of its operations for the nine months then ended.

        (b) The Financial Statements together with the Accounting Changes, including the related schedules and notes thereto, have all been prepared from the books and records of the Seller consistently throughout the periods involved. Except for the Accounting Changes, the statements of income included in the Financial Statements do not contain any special or nonrecurring items except as expressly specified therein, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The books and accounts of the Seller are, to the knowledge of the Seller and the Seller Shareholders, complete and correct and fully and fairly reflect all of the transactions of the Seller.

        (c) Notwithstanding paragraphs (a) and (b) of this Section 2.4, the Buyer, the Sub and Cendant acknowledge that the Seller's accounting for refund obligations owed to its clients and reflected on the Financial Statements is not in accordance with GAAP, and may therefore constitute a special or nonrecurring item.

        Section 2.5. ABSENCE OF UNDISCLOSED LIABILITIES. Except for (a) liabilities or obligations incurred in the ordinary course of business and consistent with past practice since August 31, 1999, (b) liabilities or obligations accrued or reserved against in the Financial Statements or (c) liabilities or obligations disclosed herein or since August 31,

1999, the Business has not incurred any material liabilities or obligations (whether direct, indirect, known, unknown accrued, unaccrued, contingent or otherwise relating to the Acquired Assets or the Business).

        Section 2.6. ABSENCE OF CERTAIN CHANGES. Except as set forth in Section
2.6 of the Seller Disclosure Schedule oras otherwise contemplated by this Agreement, since August 31, 1999, (a) there has not been any development or event that has had or could reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect and (b) the Business has been conducted in the ordinary course consistent with past practice.

        Section 2.7. LITIGATION. Except as set forth in Section 2.7 of the Seller Disclosure Schedule, there is no action, suit, proceeding (each, a "Legal Proceeding") or governmental investigation pending or, to the knowledge of the Seller or either of the Seller Shareholders, threatened against any of the Seller or either of the Seller Shareholders in respect of the Business by or before any court or Governmental Entity. There is no Legal Proceeding pending or, to the knowledge of the Seller or either of the Seller Shareholders, threatened, against any of the Seller or the Seller Shareholders in respect of the Business that questions the validity of this Agreement or any action taken or to be taken by the Seller or either of the Seller Shareholders in connection with the consummation of the transactions contemplated hereby or except as set forth in Section 2.7 of the Seller Disclosure Schedule that, individually or in the aggregate, could have or could reasonably be expected to have a Business Material Adverse Effect. Except as set forth in Section 2.7 of the Seller Disclosure Schedule, there is not outstanding or, to the knowledge of the Seller or either of the Seller Shareholders, threatened, any orders, judgements, decrees or injunctions issued by any Government Entity against, affecting or naming any of the Seller or the Seller Shareholders or affecting any of the Acquired Assets.

        Section 2.8. COMPLIANCE WITH LAW. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, to the knowledge of the Seller or either of the Seller Shareholders, the Business is not being and has not been conducted in material violation of any applicable Law or any order, writ, injunction or decree of any court or Governmental Entity. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, the Business has all material permits, licenses, and other governmental authorizations, consents, and approvals necessary to conduct its business as currently conducted (collectively, the "Permits"). All of the Permits are identified in Section 2.8 of the Seller Disclosure

Schedule. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, the Business is not in material violation of the terms of any Permit.

        Section 2.9. EMPLOYEE BENEFIT PLANS. (a) Section 2.9(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and deferred compensation, bonus, retention bonus, incentive, severance, stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, holiday pay, and vacation pay plans, and any other employee benefit plan, program, policy or arrangement that is either maintained by orcontributed to by the Seller or any of their subsidiaries or any of their ERISA Affiliates (as hereinafter defined) or to which the Seller or any of their subsidiaries or any of their ERISA Affiliates is obligated to make payments or otherwise have any liability, (collectively, the "Plans"), and each employment, severance, consulting or similar agreement currently in effect that has been entered into by the Seller or a subsidiary of the Seller, on the one hand, and any employee of the Business, on the other hand (collectively, the "Employment Agreements"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that, is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), including, without limitation, the Seller and its subsidiaries. Accurate and complete copies of all such Plans and Employment Agreements have been delivered to the Buyer (or the Sub if designated by the Buyer).

        (b) No Plan is subject to Title IV of ERISA. The Business is not a participant in any "multiemployer plan" within the meaning of Section 3(37) of ERISA. No liability or contingent liability under Title IV or Section 302 of ERISA has been incurred by the Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Seller or any ERISA Affiliate of incurring any such liability or contingent liability. The Internal Revenue Service has issued a favorable determination letter for each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, and each such Plan is qualified.

        (c)     (i)     All payments required to be made by or under any Plan,
any related trusts, insurance policies or ancillary agreements, or any collective bargaining agreements have been timely made; (ii) the Seller has performed all obligations required to be performed by it under any Plan; (iii) the Plans have been administered and are in compliance with their terms, the terms of any collective bargaining agreements, and the requirements of ERISA, the Code and other applicable Laws; and (iv) there are no actions, suits, arbitrations or claims pending or, to the knowledge of the Seller or the Seller Shareholders, threatened against any Plan.

        (d) Except as set forth in Section 2.9(d) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, (i) increase any benefits otherwise payable under any Plan or Employment Agreement, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Except as set forth in Section 2.9(d) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due, or increase the compensation due, to any current or former employee or director of the Seller or any of its subsidiaries.

        (e) Except as set forth in Section 2.9(e) of the Seller Disclosure Schedule, none of the Plans provides for post-employment or post-retirement life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        Section 2.10. LABOR RELATIONS. Except as set forth in Section 2.10 of the Seller Disclosure Schedule, (a) the Business is, and has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law; (b) there is no labor strike, slowdown, stoppage or lockout actually pending, or threatened against or affecting the Business; and (c) the Business is not now, and has never been, a party to or bound by any collective bargaining or similar agreement with any labor organization.

        Section 2.11. TAXES. Except as set forth on Section 2.11 of the Seller Disclosure Schedule: All Taxes that are dueand payable or required to be withheld, collected and/or paid over by the Seller or the Seller Shareholders for all periods ending on or before the Closing Date have been paid in full, and adequate reserves for all other Taxes of the Seller attributable to the Business or the Acquired Assets, whether or not due and payable, and whether or not disputed, have been set up on the Financial Statements except for payroll taxes for a period of up to two weeks, and other Taxes accruing after the date of the Financial Statements. The Seller and the Seller Shareholders have duly and timely filed (or there has been filed on their behalf) with the appropriate governmental authorities all Tax Returns required to be filed with respect to the Business and the Acquired Assets, and all such Tax Returns are true, correct and complete in all material respects. No audit is pending or, to the knowledge of the Seller, threatened with respect to any Taxes due from the Seller or the Seller Shareholders or attributable to the Business or the Acquired Assets. There are no outstanding waivers extending the statutory period of limitations relating to the payment of Taxes due from the Seller or the Seller Shareholders for any taxable period ending on or prior to the Closing Date that are expected to be outstanding as of the Closing Date. No deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed, in writing, against the Seller or any of the Seller Shareholders. None of the Assumed Liabilities is an obligation to make a payment that will not be deductible by reason of Section 280G of the Code. The Seller is not a party to any Tax allocation or sharing agreement, or similar arrangement. There are no Liens on the Acquired Assets. "Tax" or "Taxes" shall mean taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers' compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, including any such liabilities that arise by virtue of transferee liability, successor liability, bulk transfer or sales laws, fraudulent conveyance statute, contracts, or otherwise, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties; and "Tax Returns" shall mean all returns, reports, statements, declarations, estimates and forms or other documents (including any related or supporting information), required to be filed with respect to any Taxes.

        Section 2.12. CONTRACTS. (a) The Seller has made available to the Buyer (or the Sub if designated by the Buyer) true, correct and complete copies of all Contracts which individually, or together with related Contracts with the same or related parties, involves the receipt or payment after the date hereof of more than $10,000 on an annual basis or over the remaining term thereof. Except as provided in Section 2.12(a) of the Seller Disclosure Schedule, neither the Seller, the Seller Shareholders nor any of the Acquired Assets, is a party to or is bound by any: (i) employment, personal services, consulting, non-competition or other similar restriction on the conduct of the Business, severance, golden parachute or director, officer or employee indemnification agreements; (ii) contracts granting a right of first refusal or first negotiation with respect to any assets or line of business of the Business; (iii) partnership or joint venture agreements; (iv) agreements for the acquisition, sale or lease of material properties or assets of the Business (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1997; (v) contracts or agreements with any Governmental Entity; (vi) Real Property Leases (as hereinafter defined); (vii) loan agreements, credit agreements, promissory notes, guarantees, subordination agreements, letters of credit or other similar types of contract; (viii) collective bargaining or other agreements with any labor unions; (ix) other contracts which individually, or together with contracts with the same or related parties, involve the receipt or payment after the date hereof of more than $10,000 on an annual basis or over the remaining term thereof; (x) contracts or agreements restricting the conduct of the Business; and (xi) commitments and agreements to enter into any of the foregoing.

        (b)     Except as set forth in Section 2.12(b) of the Seller Disclosure
Schedule: (i) there is no material default under any Contract by the Seller or, to the knowledge of the Seller or the Seller Shareholders, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Seller, or to the knowledge of the Seller or the Seller Shareholders, any other party; (ii) no party to any such Contract has given notice to the Seller of, or made a claim against the Business with respect to, any breach or default thereunder; and
(iii) all the Contracts, to the extent not fully performed by Seller, are valid, binding and enforceable (except as such enforceability may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, or to equitable defenses or the discretion of the court before which proceedings may be brought) obligations of the Seller. Except as set forth in
Section 2.3 of the Seller Disclosure Schedule, each Contract is transferrable to the Buyer (or the Sub if designated by the Buyer) without third party consent.

        Section 2.13. REAL PROPERTY. Section 2.13 of the Seller Disclosure Schedule sets forth a list of all real property leased on behalf of the Business (the "Real Property Leases") and includes the expiration dates of such Real Property Leases. The Seller does not own any real property.

        Section 2.14. INTELLECTUAL PROPERTY. (a) As used herein, the term "Intellectual Property" means all Trademarks, Internet domain names, Patents, Copyrights, Software, and Trade Secrets, held for use, used in or related to the Business as conducted as of the Closing Date or as presently contemplated by the Seller or the Seller Shareholders to be conducted and any licenses to use any of the foregoing (except for additional "shrink wrap" or other software licenses which may be needed in connection with expanding the Business).

        (b) Section 1.1(a)(vii) of the Seller Disclosure Schedule sets forth, for all Intellectual Property owned directly or indirectly by the Seller or a subsidiary of the Seller, a complete and accurate list, of all U.S. and foreign: (i) patents and patent applications; (ii) trademark and service mark registrations (including Internet domain name registrations owned directly or indirectly by the Seller), trademark and service mark applications and material unregistered trademarks and service marks; and (iii) copyright registrations, copyright applications and material unregistered copyrights. Neither of the Seller Shareholders own any Internet domain names held for, used in or related to the Business.

        (c) Section 1.1(a)(vii) of the Seller Disclosure Schedule lists all contracts for material Software which is licensed, leased or otherwise used by the Seller or a subsidiary of the Seller, and all Software which is owned by the Seller or a subsidiary of the Seller ("Proprietary Software"), and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be.

        (d) Section 1.1(a)(vii) of the Seller Disclosure Schedule sets forth a complete and accurate list of all material agreements granting or obtaining any right to use or practice any rights under any Intellectual Property, to which the Seller or a subsidiary of the Seller is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue (collectively, the "License Agreements").

        (e) Except as would not individually or in the aggregate have a Business Material Adverse Effect on the Seller or any subsidiary of the Seller:

                (i) The Seller and its subsidiaries own or have the right to use all Intellectual Property, free and clear of all Liens, other than any Liens disclosed on Section 2.11 of the Seller Disclosure Schedule or as otherwise disclosed in Section 2.14(e) of the Seller Disclosure Schedule;

                (ii) any Intellectual Property owned or used by the Seller or any subsidiary of the Seller has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned;

                (iii) except as may be otherwise disclosed in Section 2.14(e) of the Seller Disclosure Schedule, the Seller has not received written notice from any third party regarding any actual or potential infringement by the Seller or any subsidiary of the Seller of any intellectual property of such third party, and the Seller and either of the Seller Shareholders have no knowledge of any basis for such a claim against the Seller or any subsidiary of the Seller;

                (iv) the Seller has not received written notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned or used by the Seller or any subsidiary of the Seller and the Seller has no knowledge of any basis for such a claim;

                (v) neither Seller nor any subsidiary of the Seller has licensed or sublicensed its rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements;

                (vi) to the knowledge of the Seller and each Seller Share holder, and except as disclosed in Section 2.14(e) of the Seller Disclosure Schedule, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Seller or any subsidiary of the Seller;

                (vii) the License Agreements are valid and binding obligations of the Seller or its subsidiaries, enforceable in accordance with their terms (except as may be limited by bankruptcy or creditors' rights laws, equitable principles or the discretion of the courts), and there exists no event or condition which will result in a violation or breach of, or constitute a default by the Seller or any subsidiary of the Seller or, to the knowledge of the Seller or either of the Seller Shareholders, the other party thereto, under any such License Agreement;

                (viii) the Seller and each subsidiary of the Seller take reasonable measures to protect the confidentiality of Trade Secrets including requiring third parties having access thereto to execute written nondisclosure agreements. To the knowledge of the Seller and each Seller Shareholder, no Trade Secret of the Seller or any subsidiary of the Seller has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that adequately protects the Seller's and the applicable Seller subsidiary's proprietary interests in and to such Trade Secrets;

                (ix) except as disclosed in Section 2.3 of the Seller Disclo sure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Seller's or any Seller subsidiary's rights to own or use any of the Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property; and

                (x) all Proprietary Software set forth in Section 1.1(a)(vii) of the Seller Disclosure Schedule, was either developed (a) by employees of the Seller (or its predecessors) or any subsidiary of the Seller within the scope of their employment; or (b) by independent contractors of Seller or the Seller's predecessors, all of whose interests have been assigned to the Seller or any subsidiary of the Seller pursuant to written agreement.

        (f) Except as set forth in Section 2.14(f) of the Seller Disclosure Schedule, neither the Seller nor any subsidiary of the Seller:

                (i) has granted to any third party any exclusive rights of any kind (including, without limitation, exclusivity with regard to categories of advertisers on any World Wide Web site, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Intellectual Property), nor has the Seller or any subsidiary of the Seller granted any third party any right to market any of the Intellectual Property under any private label or "OEM" arrangements;

                (ii) has any outstanding sales or advertising contract, commitment or proposal (including, without limitation, insertion orders, slotting agreements or other agreements under which the Seller or any subsidiary of the Seller has allowed third parties to advertise on or otherwise be included in a World

        Wide Web site) that the Seller currently expects to result in any loss to the Seller upon completion or performance thereof;

                (iii) has any oral contracts or arrangements for the sale of advertising or any other product or service which individually, or together with related oral contracts or arrangements with the same or related parties, involve the receipt or payment of more than $5,000 on an annual basis or over the remaining term thereof; or

                (iv) employs any employee, contractor or consultant who, to the knowledge of the Seller or the Seller Shareholders, is, as a result of that employee's, contractor's or consultant's relationship to the Seller or any subsidiary of the Seller or because of the nature of the Business, in violation of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement.

        Section 2.15. YEAR 2000 COMPLIANCE. (a) Except as otherwise disclosed in
Section 2.15(a) of the Seller Disclosure Schedule, and to the knowledge of the Seller and each Seller Shareholder, all Software listed in Section 1.1(a)(vii) of the Seller Disclosure Schedule and internal systems and equipment of the Seller are Year 2000 Compliant. As used herein, "Year 2000 Compliant" and "Year 2000 Compliance" mean for all dates and times, including, without limitation, dates and times after December 31, 1999 and in the multi-century scenario, when used on a stand-alone system or in combination with other software or systems:
(i) the application system functions and receives and processes dates and times correctly without abnormal results; (ii) all date related calculations are correct (including, without limitation, age calculations, duration calculations and scheduling calculations); (iii) all manipulations and comparisons of date-related data produce correct results for all valid date values within the scope of the application; (iv) there is no century ambiguity; (v) all reports and displays are sorted correctly; and (vi) leap years are accounted for and correctly identified (including, without limitation, that 2000 is recognized as a leap year).

        (b) Except as disclosed in Section 2.15(b) of the Seller Disclosure Schedule, prior to the Closing, the Seller shall have obtained (and have provided to the Buyer (or the Sub, if designated by the Buyer) copies of) written representations or assurances from each entity that (x) provides data of any type that includes date information or which is otherwise derived from, dependent on or related to date information ("Date Data") to the Seller or any subsidiary of the Seller, (y) processes in any way Date Data for the Seller or any subsidiary of the Seller or
(z) otherwise provides any material product or service to the Seller or any subsidiary of the Seller that is dependent on Year 2000 Compliance, that all of such entity's Date Data and related software and systems that are used for, or on behalf of, the Seller or any subsidiary of the Seller are either (i) Year 2000 Compliant or (ii) reasonably expected to be Year 2000 Compliant prior to the occurrence of any Year 2000 Compli ance related failure, except where the failure of such provision or processing would not, individually or in the aggregate, have a Business Material Adverse Effect.

        Section 2.16. ASSETS. () Except as set forth in Section 2.16(a) of the Seller Disclosure Schedule, the Seller has good and marketable title to, or a valid leasehold interest in or right to use by license or otherwise, the Acquired Assets, free and clear of all Liens.

        (b) Except as set forth in Section 2.16(b) of the Seller Disclosure Schedule, the Acquired Assets include or will include as of the Closing Date, without limitation, all personal property, both tangible and intangible, rights and agreements necessary to conduct the Business in all material respects as conducted on or immediately prior to the date hereof.

        Section 2.17. AFFILIATE TRANSACTIONS. Section 2.17 of the Seller Disclosure Schedule sets forth a complete and correct list as of the date hereof of all contracts and agreements to which both (i) the Business and the Seller or its predecessors, on the one hand, and (ii) the Seller Shareholders or any of their affiliates, on the other hand, are a party that are in effect as of the date hereof or have been in effect during the prior three years.

        Section 2.18. BROKERS; FINDERS AND FEES. Except for the fees of Seller Financial Advisor which shall be the sole responsibility of the Seller and the Seller Shareholders, neither the Seller nor either of the Seller Shareholders has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

        Section 2.19. RESTRICTED SECURITIES. The Seller and each of the Seller Shareholders understand that the Buyer Common Stock and the CIB Stock to be received by the Seller and each of the Seller Shareholders hereunder as part of the Purchase Price are characterized as "restricted securities" under the federal securities laws inasmuch as such securities are being acquired from Cendant, the Buyer or the Sub in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), only in certain limited circumstances.

        Section 2.20. SUITABILITY STANDARDS.

        (a) The Seller and each Seller Shareholder are acquiring the Buyer Common Stock for investment purposes only and solely for their own accounts and not with a view to, or for resale in connection with, the distribution or disposition thereof, except for such distributions or dispositions which are effected in compliance with the Securities Act and in accordance with the terms of the Certificate of Incorporation of the Buyer;

        (b) The Seller and each Seller Shareholder understand that there is no established market for the Buyer Common Stock (and it is not anticipated that such a market will develop) and that the Buyer Common Stock has not been registered under the Securities Act or under any state securities or "blue sky" laws;

        (c) The Seller and each Seller Shareholder will not directly or indirectly offer, sell, transfer, assign, pledge, hypothecate or otherwise dispose of, or solicit any offers to purchase or otherwise acquire or take a pledge of, any shares of the Buyer Common Stock, except in accordance with the Securities Act and all applicable state securities or "blue sky" laws, and in any event subject to the terms of the Certificate of Incorporation of the Buyer;

        (d) The Seller and each Seller Shareholder's financial situations are such that they can afford to bear the economic risk of holding the Buyer Common Stock for an indefinite period of time and suffer complete loss of their investment in the Buyer Common Stock;

        (e) The Seller and each Seller Shareholder have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks relating to their investment in the Buyer Common Stock;

        (f) The Seller and each Seller Shareholder have been given the opportunity to examine documents relating to the Buyer, and to ask questions of and receive answers from the Buyer concerning the terms and conditions of the Buyer Common Stock, and to obtain any additional information necessary to verify the accuracy of the information provided;

        (g) The Seller and each Seller Shareholder acknowledge that the Buyer Common Stock must be held indefinitely and the Seller and each Seller Shareholder must continue to bear the economic risk of their investments in the Buyer Common Stock unless the Buyer Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available;

        (h) The Seller and each Seller Shareholder understand that the Buyer Common Stock represents a speculative investment which involves a high degree of risk of loss of their investment therein, and for an indefinite period following the Closing there may be no public market for the shares of the Buyer Common Stock;

        (i) in making their decisions to receive the Buyer Common Stock under this Agreement, the Seller and each Seller Shareholder have relied upon independent investigations made by them and, to the extent believed by them to be appropriate, their representatives, including their own professional, tax and other advisors; and

        (j) all information the Seller and each Seller Shareholder have provided to the Buyer concerning themselves and their financial position and the financial position of each Seller Shareholder and his spouse is true, complete and correct as of the date of this Agreement.

        (k) The Buyer, the Sub and Cendant acknowledge and agree that the Share Equivalents received by the Seller under Sections 1.4 and 1.5, as well as the Seller's right to receive any interest in any Share Equivalents under the terms of the Escrow Agreement, may be distributed or otherwise transferred in whole or in part, at any time and from time to time, by the Seller to the Seller Shareholders, or either of them (subject to restrictions, conditions or other limitations imposed upon the Seller or the Seller Shareholders under state or federal securities laws or in conjunction with a Lockup Period (as hereinafter defined)), and that such distribution or transfer is not intended to be restricted or limited under any term of this Agreement or any other agreement or document executed in connection herewith.

        Section 2.21. NO GENERAL SOLICITATION. The offer to invest in the Buyer was made to the Seller and each Seller Shareholder on a personal contact basis and not by means of any general solicitation or general advertising.

        Section 2.22. PRIVATE PLACEMENT. The Seller and each Seller Share holder understand that the Buyer Common Stock has not been registered with the Securities and Exchange Commission and has not been qualified with any state securities regulatory authority, but is offered and sold under exemptions under the Securities Act predicated in part upon information and representations provided by the Seller and each Seller Shareholder to the Buyer. The Seller and each Seller Shareholder understand that the Buyer Common Stock must be held by each Seller Shareholder for an indefinite period, and may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered except in accordance with the terms of this Agreement and the Certificate of Incorporation of the Buyer.

        Section 2.23. FAIR CREDIT REPORTING ACT. The Seller is in material compliance with the Fair Credit Reporting Act, 15 U.S.C. Sections 1681-1681u.

        Section 2.24. SALE OF INVENTORY. The principle activities of the Business are not the sale of inventory (as such term is defined in Section 9109 of the California Commercial Code) from stock.

        Section 2.25. HOMERENTERS GUIDE. All obligations of and payments due from the Seller and Preis relating to the purchase of the assets of Homerenters Guide (including all amounts due under the promissory note executed by Preis in relation to such purchase) have been fully satisfied and paid by the Seller and Preis.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                       OF THE BUYER, THE SUB AND CENDANT

        The Buyer, the Sub and Cendant hereby represent and warrant to the Seller and the Seller Shareholders as follows:

        Section 3.1. ORGANIZATION; ETC. The Buyer, the Sub and Cendant (i) are corporations validly existing and in good standing under the laws of their respective jurisdictions of organization, (ii) have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted, and (iii) are duly qualified and in good standing to do business in each jurisdiction in which the nature of their respective business or the ownership, operation or leasing of their respective business properties makes such qualification necessary.

        Section 3.2. AUTHORITY RELATIVE TO THIS AGREEMENT. The Buyer, the Sub and Cendant have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Buyer, the Sub and Cendant. This Agreement has been duly and validly executed and delivered by the Buyer, the Sub and Cendant and (assuming this Agreement has been duly authorized, executed and delivered by the Seller and the Seller Shareholders) constitutes a valid and binding agreement of the Buyer, the Sub and Cendant, enforceable against the Buyer, the Sub and Cendant in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 3.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution and delivery of this Agreement by the Buyer, the Sub and Cendant nor the consummation by the Buyer, the Sub and Cendant of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Buyer, the Sub or Cendant, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Buyer, the Sub or Cendant is a party or by which any of them or any of their respective properties or assets may be bound, (c) violate any order, writ, injunction, decree or Laws applicable to the Buyer, the Sub or Cendant, any of its subsidiaries or any of their respective properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (b), (c) and (d) of this Section 3.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, would not have a Buyer Material Adverse Effect (as hereinafter defined). As used in this Agreement, the term "Buyer Material Adverse Effect" shall mean an event, change or circumstance that would adversely affect the ability of the Buyer, the Sub and Cendant to consummate the transactions contemplated hereby or to perform their obligations hereunder.

        Section 3.4. AVAILABILITY OF FUNDS. Cendant, the Buyer and the Sub currently have and will at the Closing have sufficient immediately available funds, in cash, to pay the Closing Payment and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

        Section 3.5. BROKERS; FINDERS AND FEES. Neither Cendant, the Buyer, the Sub nor any of their affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

        Section 3.6. STATUS OF SHARE EQUIVALENTS. The Share Equivalents to be issued to the Seller pursuant to Section 1.4, when so issued, shall be duly and validly issued, fully paid and non-assessable.

        Section 3.7. LICENSES AND APPROVALS. The Buyer (or the Sub, if designated by the Buyer) will use its commercially reasonable efforts to obtain and have in force at the Closing the licenses and approvals listed in Section
3.7 of the Seller Disclosure Schedule, or provide reasonable assurances to the Seller that the Buyer (or the Sub, if designated by the Buyer) will be permitted to operate the Business after the Closing in substantially the form currently operated by the Seller.


                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

        Section 4.1 CONDUCT OF BUSINESS OF THE SELLER. During the period from the date of this Agreement to the Closing Date, except (x) as otherwise contemplated by this Agreement or the transactions contemplated hereby, (y) for those matters set forth in Section 4.1 of the Seller Disclosure Schedule, or (z) consented to by Cendant in writing, the Seller shall:

        (a) use its best efforts to conduct the Business in the ordinary course consistent with past practice, including the payment of salaries in the ordinary course; and

        (b) not (i) sell, assign, license, transfer, convey or otherwise dispose of any of its properties or assets, except in the ordinary course of business; (ii) make any loans, advances (other than advances in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person; (iii) terminate, modify, transfer or amend any of its Contracts, except in the ordinary course of business; (iv) enter into any new material agreement other than renewals of existing agreements or otherwise in the ordinary course of business consistent with past practice; (v) enter into any written employment agreement with any employee providing for annual cash compensation in excess of $50,000 or increase the compensation of any of the officers or other employees of the Business, except for such increases as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases); (vi) adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees of the Business, except (A) increases required by any applicable Law,
(B) increases in the ordinary course of business consistent with past practice, and (C) any other benefits payable in any form by the Seller or any affiliate of the Seller;
(vii) make any change in any of its present accounting methods and practices, except as required by changes in GAAP; (viii) license any intellectual property rights to or from any third party pursuant to an arrangement other than in the ordinary course of business consistent with past practice; (ix) make or authorize any capital expenditures other than in accordance with its annual plan or other than capital expenditures not exceeding $5,000 individually or $15,000 in the aggregate; (x) incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse the obligations of any other Persons or subject any of their respective properties or assets to any Liens; (xi) amend its certificate of incorporation or by-laws; (xii) issue, sell, pledge or transfer, or propose to issue, sell, pledge or transfer, any shares of its capital stock, or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock; (xiii) cancel or compromise any debt or claim or waive or release any rights of the Seller; (xiv) utilize its working capital except in the ordinary course consistent with past practice; (xv) collect any receivables except in the ordinary course consistent with past practice; or (xvi) take, or agree to take, any of the foregoing actions.

        Section 4.2. ACCESS TO INFORMATION FOR CENDANT, THE BUYER AND THE SUB.
(a) From the date of this Agreement to the Closing, the Seller shall (i) give Cendant, the Buyer and the Sub and their authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Business and its accountants, (ii) permit Cendant, the Buyer and the Sub to make such copies and inspections thereof as Cendant, the Buyer or the Sub may reasonably request and (iii) cause the officers of the Seller to furnish Cendant, the Buyer or the Sub with such financial and operating data and other information with respect to the business and properties of the Business as Cendant, the Buyer or the Sub may from time to time reasonably request; PROVIDED, HOWEVER, that any such access shall be conducted at Cendant, the Buyer and the Sub's expense, at a reasonable time, under the supervision of the personnel of the Seller and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere unreasonably with the normal operation of the business of the Seller.

        (b) All such information and access shall be subject to the terms and conditions of the letter agreements (the "Confidentiality Agreements") between the Seller and Cendant, dated July 16, 1999.

        Section 4.3. CONSENTS; COOPERATION. Each of the parties shall cooperate and use its commercially reasonable efforts to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, the Buyer, the Sub and Cendant agree to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder. Notwithstanding the foregoing, in no event shall any of the parties be required to offer consideration to any third party to obtain consents or to initiate litigation.

        Section 4.4. NO SOLICITATION. Neither the Seller nor any of its officers, directors, employees, shareholders, affiliates, agents or representatives will, directly or indirectly, solicit, initiate or encourage the submission of any proposal or offer from any Person other than Cendant, the Buyer and the Sub or their directors, officers, employees, or other affiliates or representatives, enter into or continue any discussions or negotiations with, or provide any information to, any Person other than Cendant, the Buyer and the Sub or its directors, officers, employees or other affiliates or representatives, relating to any (a) merger, consolidation or other business combination involving the Seller, (b) restructuring, recapitalization or liquidation of the Seller, or (c) acquisition or disposition of any material assets of the Seller or any of their securities (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Seller will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Cendant, the Buyer and the Sub with respect to any of the foregoing. The covenant contained in this Section 4.4 is not intended to preclude the Seller or Preis from engaging in discussions with potential candidates for acquisition by the Seller; PROVIDED, HOWEVER, that such discussions will be conducted only with the prior knowledge of the Buyer or the Sub, and until the Closing no final commitment or use of Cendant's, the Buyer's or the Sub's name with respect to any acquisition may be undertaken without the prior written consent of the Buyer or the Sub.

        Section 4.5. BEST EFFORTS. Each of the parties shall cooperate and use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

        Section 4.6. PUBLIC ANNOUNCEMENTS. Prior to the Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of a party may be required by law or in connection with its obligations as a publicly-held, exchange-listed company, in which case the parties will use their best efforts to reach mutual agreement as to the language of any such report, statement or press release.

        Section 4.7. TAX MATTERS.

        (a) TRANSFER TAXES. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement, shall be borne by the Seller.

        (b) ALLOCATION OF PURCHASE PRICE; TAX FILINGS. Within ninety days following of the Closing and within ninety days following the payment of each Deferred Payment, the Buyer, the Sub and the Seller shall negotiate and draft a schedule (each an "Allocation Schedule") allocating the Closing Payments (which for purposes of this Section 4.7 shall include the Assumed Liabilities) or the Deferred Payments, as applicable, among the Acquired Assets. Each Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder, it being agreed among the parties that $100,000 (in cash payments, with no more than $66,667 of payments at the Closing to be so allocated) of the Purchase Price shall be allocated to the non-compete obligations of the Seller and the Seller Shareholders. The Buyer, the Sub and the Seller further agree that the amount of the Purchase Price allocated to tangible personal property shall not exceed the amounts allocated to such Acquired Assets on the Financial Statements. Each of the Buyer, the Sub and the Seller shall (a) timely file all forms and Tax Returns required to be filed in connection with such Allocation Schedules, (b) be bound by such Allocation Schedules for purposes of determining Taxes, (c) prepare and file, and cause its affiliates to prepare and file, all of its Tax Returns including amended Tax Returns and Form 8594 on a basis consistent with such Allocation Schedules and
(d) take no position, and cause its affiliates to take no position, inconsistent with such Allocation Schedules on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, financial accounting or any other purposes or otherwise PROVIDED, HOWEVER, that to the extent permitted under applicable law, the Buyer, the Sub and the Seller shall be permitted, for purposes of filing Form 8594 and all other purposes, to take into account legal and accounting fees and other buying and selling expenses, respectively, as applicable. In the event that any Allocation Schedule is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other parties hereto concerning the existence and resolution of such dispute.

        (c) ASSISTANCE AND COOPERATION. After the Closing Date, the Buyer and the Sub shall, and shall cause their respective affiliates to, provide and make available to the Seller all information relating to taxes of the Seller or the Business that is reasonably required by the Seller in connection with the preparation or filing of any tax return of the Seller or any matter relating to taxes of the Seller.

        Section 4.8. KNOWLEDGE OF BREACH; PRIOR KNOWLEDGE; SUPPLEMENTAL DISCLOSURE. If prior to the Closing any party shall have actual knowledge of any breach of a representation and warranty of other party, such party shall promptly notify all other parties of its knowledge, in reasonable detail; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 4.8 shall not limit or otherwise affect any remedies available to the parties hereunder. The Seller shall from time to time prior to the Closing supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in the Seller Disclosure Schedule. No such supplemental or amended disclosure shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement or to limit or otherwise affect any remedies available to the parties hereunder.

        Section 4.9. EMPLOYEES; EMPLOYEE BENEFITS. (a) As promptly as practicable, but no later than 45 days, following the Closing, the Buyer (or the Sub if designated by the Buyer) shall provide a list to the Seller of each employee of the Seller who has accepted the Buyer's (or the Sub's if designated by the Buyer) offer of employment and who shall become (and shall be deemed to have become) employed by the Buyer (or the Sub if designated by the Buyer) effective as of the Closing (each such employee, an "Affected Employee"); PROVIDED, THAT, prior to the Closing the Buyer and the Sub are given reasonable access to the employment records for all employees (including, but not limited to, a list of all employees of the Seller along with salaries of each employee of the Seller) to the extent permitted under applicable law; and, PROVIDED, FURTHER, that immediately after the Closing, the Buyer and the Sub are given reasonable access to such employees for the purpose of conducting interviews. As soon as practicable after the

Closing, the Buyer (or the Sub if designated by the Buyer) or its affiliates shall provide Affected Employees who accept the Buyer's (or the Sub's if designated by the Buyer) offer of employment with salaries, incentive opportunities and benefit plans, programs and arrangements comparable in the aggregate to those currently provided as of the date hereof by the Seller. Without limiting the generality of the preceding sentence, the foregoing is not intended to require the Buyer or the Sub to modify any of their existing employee benefit plans or establish any new employee benefit plans.

        (b) If any Affected Employee becomes a participant in any employee benefit plan,practice or policy of the Buyer, the Sub or any of their affiliates, such Affected Employee shall be given credit under such plan for all service prior to the Closing Date with the Seller (to the extent such credit was given by the Seller) for purposes of determining eligibility and vesting; PROVIDED, HOWEVER, such service need not be credited to the extent it would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Affected Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the comparable Buyer or Sub employee benefit plan.

        Section 4.10. MAINTENANCE OF BOOKS AND RECORDS. Each of the parties hereto shall preserve, until at least the seventh anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the Business. After the Closing Date and up until at least the seventh anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall, subject to the confidentiality provisions of Section 4.2(b), (x) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (y) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses). Such records may be sought under this Section 4.10 for any reasonable purpose, including, without limitation, to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other parties hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed;

such records may then be destroyed after the 60th day following such notice unless another party hereto notifies the destroying party that such other party desires to obtain possession of such records (subject to the confidentiality provisions of Section 4.2(b) above), in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

        Section 4.11 COVENANT NOT TO COMPETE.

        (a) The parties agree that this Agreement and the transactions contemplated hereby constitute a sale of all or substantially all of the operating assets of the Seller for the purposes of Section 16601 of the California Business and Professions Code. In furtherance of the sale to the Buyer (or the Sub if designated by the Buyer) of the Acquired Assets and the Business, the Seller and Preis shall not, directly or indirectly, through equity ownership or otherwise anywhere in the world compete with the Buyer or the Sub in any business in which the Buyer, the Sub or the Expanded Business competes, for a period of five years from the Closing and McWeeny shall not, directly or indirectly, through equity ownership or otherwise, anywhere in the world compete with the Buyer or the Sub in any business in which the Sub or the Expanded Business competes, for a period of three years from the Closing. Notwithstanding the foregoing, the Seller Shareholders shall not be prevented from owning, at any time, as an investment, upto 1% of a class of equity securities issued by any competitor of Cendant, the Buyer or the Sub that is publicly traded and each Seller Shareholder will be released from such obligations if such Seller Shareholder's employment with the Buyer or the Sub is Terminated Without Cause (as such term is defined in the respective Seller Shareholder Employment Agreements);

        (b)     The parties intend that the covenant contained in the preceding
Section 4.11(a) shall be construed as a series of separate covenants, one for each area of business and country, county and city included within each state and, except for business and geographic coverage, each such separate covenant shall be deemed identical. The parties agree that the covenants included in this
Section 4.11 are, taken as a whole, reasonable in their business scope, geographic scope and duration and no party shall raise any issue of the reasonableness of the scope or duration of the covenants in any proceeding to enforce any such covenants. The unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. Furthermore, because a substantial portion of the Business is conducted on the Internet, geographic boundaries should not apply and, therefore, the parties further agree that the geographic scope of the convenants contained herein should not be limited to any particular geographic region smaller than the range of places where the Internet is accessible. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section 4.11, it is expressly agreed that the parties intend that they be bound by the longest time period and the maximum geographic coverage permitted by law.

        Section 4.12. POST-CLOSING CONFIDENTIALITY. For a period of seven years after the Closing and without limitation solely in the case of Trade Secrets of the Business included in the Acquired Assets, the Seller and the Seller Shareholders agree to, and to cause each of their affiliates to, maintain the confidentiality of all confidential or proprietary information with respect to the Business and the Acquired Assets (collectively, "Confidential Information") and shall not disclose any Confidential Information except (i) where specifically required by Law or legal process (and in such case only after providing Cendant, where practicable, with sufficient notice to enable it to move for a protective order), (ii) to the extent such information becomes generally available to the public other than as a result of a disclosure by the Seller or either of the Seller Shareholders or any of their affiliates in violation of this Section 4.12, (iii) to the extent such information becomes available to the Seller or the Seller Shareholders or their affiliates on a non-confidential basis from a source other than Cendant, the Buyer or the Sub, provided such source is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation (whether or not in writing) or (iv) independently developed by the Seller, or the Seller Shareholders or any of their respective affiliates, without use of or inclusion of any Confidential Information.

        Section 4.13. TRANSFERS NOT EFFECTED AS OF CLOSING. Nothing herein shall be deemed to require the conveyance, assignment or transfer of any Acquired Asset that by its terms or by operation of law cannot be freely conveyed, assigned, transferred or assumed. To the extent the parties hereto have been unable to obtain any governmental or any third party consents or approvals required for the transfer of any Acquired Asset and to the extent not otherwise prohibited by the terms of any Acquired Asset, the Seller shall continue to be bound by the terms of such applicable Acquired Asset and the Buyer (or the Sub if designated by the Buyer) shall pay, perform and discharge fully all of the obligations of the Seller or any of their respective affiliates thereunder from and after the Closing. The Seller shall, without consideration therefor, pay, assign and remit to the Buyer (or the Sub if designated by the Buyer) promptly all monies, rights and other consideration received in respect of such performance. The Seller shall exercise or exploit their rights in respect of such Acquired Assets only as reasonably directed by the Buyer (or the Sub if designated by the Buyer) and at the Buyer's or the Sub's expense. Subject to and in accordance with Section 4.3, the parties hereto shall continue to use their commercially reasonable efforts to obtain all such unobtained consents or approvals at the earliest practicable date. If and when any such consents or approvals shall be obtained, then the Seller shall promptly assign its rights and obligations thereunder to the Buyer (or the Sub if designated by the Buyer) without payment of consideration and the Buyer (or the Sub if designated by the Buyer) shall, without the payment of any consideration therefor, assume such rights and obligations. The parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption.

        Section 4.14. SELLER SHAREHOLDER LOANS. (a) If Share Equivalents delivered to the Seller with respect to the Year 2 Calculated Deferred Payment or the Year 3 Calculated Deferred Payment are not freely tradeable on a nationally recognized securities market (either (i) due to the lockup set forth in Section 4.18 or similar terms of other agreements to which the Seller or the Seller Shareholders and one or more of the Sub, the Buyer and Cendant are a party, (ii) due to restrictions set forth in Rule 144 promulgated under the Securities Act, or (iii) because the IPO has not occurred) before the day on which an estimated income Tax Return or an annual income Tax Return for the taxable year ending on December 31, 2002 or for the taxable year ending December 31, 2003, as applicable, is required to be filed by the Seller Shareholders, and the Seller has received the Year 2 Calculated Deferred Payment with respect to Year 2, or the Year 3 Calculated Deferred Payment with respect to Year 3, as applicable, then, upon written request of the Seller, but not more than 5 days before the day that the Tax reported on such income Tax Return is required to be paid by a Seller Shareholder in respect of the receipt of the Year 2 Calculated Deferred Payment or the Year 3 Calculated Deferred Payment, as applicable, Cendant, the Buyer or the Sub will loan (each, a "Seller Shareholder Loan" and together the "Seller Shareholder Loans") to the Seller an amount, subject to reduction pursuant to Section 7.2(b)(v) hereof, equal to the lesser of (x) the Actual Tax Payment (as hereinafter defined) made in connection with the filing of such Tax Return or (y) the tax liability of the Seller Shareholders that would be deemed to be payable in connection with the filing of such Tax Return as a result of the receipt by the Seller of the Year 2 Calculated Deferred Payment or the Year 3 Calculated Deferred Payment, as applicable (the "Tax Liability"). For purposes of computing the Tax Liability, it shall be assumed that the tax rate of each Seller Shareholder is 30%, that the value of the Share Equivalents received in Year 2 is the Year 2 Calculated Deferred Payment, and that the value of the Share Equivalents received in Year 3 is the Year 3 Calculated Deferred Payment. The Seller's written request for a Seller Shareholder Loan shall set forth the last day on which the Seller Shareholders will be required to file such Tax Return, with respect to the Year 2 Calculated Deferred Payment or the Year 3 Calculated Deferred Payment, as applicable (without incurring interest or penalties in respect thereto), and the amount of tax to be paid with such Tax Return, as reflected on such Tax Return, in respect of the Year 2 Calculated Deferred Payment, or the Year 3 Calculated Deferred Payment, as applicable (the "Actual Tax Payment"). Each of such Seller Shareholder Loans, if any, shall: (i) be evidenced by a loan agreement containing commercially reasonable terms in form reasonably satisfactory to Cendant, (ii) have a two-year term, (iii) be interest free until due or callable, (iv) bear interest at a rate of ten percent until paid from the due date or the date the loan is callable pursuant to subsection (vi) of this Section 4.14(a), (v) be collateralized by Share Equivalents with a value (based on Appreciated Value) of not less than 120% of the aggregate amount of all Seller Shareholder Loans, and
(vi) be callable as to each Seller Shareholder by Cendant, the Buyer or the Sub
(x) in full, if such Seller Shareholder ceases to be employed by Cendant, the Buyer, the Sub or any of their subsidiaries or affiliates (unless such cessation is the result of a Without Cause Termination (as such term is defined in the respective Seller Shareholder Employment Agreements)), or (y) if any Share Equivalents owned by the Seller or the Seller Shareholders become freely tradeable on a nationally recognized securities market, in an amount equal to 70% of the excess of (A) the fair market value of such Share Equivalents on the day that such Seller Shareholder Loan is so called, over (B) the Seller's or the Seller Shareholders' tax basis in such Share Equivalents.

        (b) GROSS-UP OF THE SELLER SHAREHOLDERS. If it is determined that a Seller Shareholder is required to include an amount in income as a result of the imputation of compensation to a Seller Shareholder in connection with a Seller Shareholder Loan, Cendant, the Buyer or the Sub shall pay to such Seller Shareholder upon a written request filed by such Seller Shareholder, but not earlier than January 15 of any year following a year in which the Seller Shareholder recognized imputed compensation income, an amount equal to the "Gross-up Amount". For purposes of this section, the Gross-up Amount in respect of any such Tax shall be the product of (i) 0.82 and (ii) the amount of compensation imputed to the Seller Shareholder in the taxable year in which the Seller Shareholder Loan is outstanding; PROVIDED, that neither Cendant, the Buyer nor the Sub shall have an obligation to pay a Gross-up Amount to a Seller Shareholder in respect of any period after such Seller Shareholder Loan ceases to be interest free as provided in subsection (a) or is called pursuant to subsection (a)(v) of this Section 4.14. Cendant, the

Buyer and the Sub shall be entitled to deduct and withhold all applicable amounts and taxes in respect of the Gross-up Amount as required by any law, and such amounts shall be treated as received by the Seller Shareholders.

        (c) INTEREST BEARING SELLER SHAREHOLDER LOAN. If at the time that Cendant, the Buyer or the Sub makes a Seller Shareholder Loan to any of the Seller Shareholders pursuant to subsection (a) of this Section 4.14, the fair market value of the Share Equivalents, as reported on the estimated and annual Tax Returns for Year 2 or Year 3, paid as part of the Year 2 Calculated Deferred Payment or the Year 3 Calculated Deferred Payment, as applicable, exceeds the Year 2 Calculated Deferred Payment or the Year 3 Calculated Deferred Payment, as applicable, (such excess shall be referred to as the "Appreciated Value"), then upon written request of the Seller, Cendant, the Buyer or the Sub will make an "Interest Bearing Seller Shareholder Loan" to the Seller at the same time it makes a Shareholder Loan. The amount of each Interest Bearing Seller Shareholder Loan shall be, subject to reduction pursuant to Section 7.2(b)(v) hereof, the lesser of (x) the excess of the Actual Tax Payment (as defined above) in respect of such Tax Return over the Seller Shareholder Loan in respect of such Tax Return; or (y) the product of 30% and the portion of the Appreciated Value with respect to which a Tax has to be paid, as reported on such Tax Return. The Seller's written request for an Interest Bearing Shareholder Loan shall be filed at the time and in the manner described in Subsection (a) of this Section 4.14. Each such Interest Bearing Seller Shareholder Loan, if any, shall: (i) be evidenced by a loan agreement containing commercially reasonable terms in form reasonably satisfactory to Cendant, (ii) have a two-year term, (iii) bear interest at the applicable federal rate for short term loans for the month of such loan as published by the Internal Revenue Service, to be paid annually at the anniversary of such loan, (iv) bear interest at a rate of ten percent until paid from the due date or the date the loan is callable pursuant to subsection
(vi) of this Section 4.14(c), (v) be collateralized by Share Equivalents with a value (based on Appreciated Value) of not less than 120% of the aggregate amount of all Interest Bearing Seller Shareholder Loans, and (vi) be callable as to each Seller Shareholder by Cendant, the Buyer or the Sub (x) in full, if such Seller Shareholder ceases to be employed by Cendant, the Buyer, the Sub or any of their subsidiaries or affiliates (unless such cessation is the result of a Without Cause Termination (as such term is defined in the respective Seller Shareholder Employment Agreements)), or (y) if any Share Equivalents owned by the Seller or the Seller Shareholders become freely tradeable on a nationally recognized securities market, in an amount equal to 70% of the excess of (A) the fair market value of such Share Equivalents on the day that such Interest

Bearing Seller Shareholder Loan is so called, over (B) the Seller's or the Seller Shareholders' tax basis in such Share Equivalents.

        Section 4.15. POST CLOSING CAPITAL BUDGETS AND ACQUISITIONS. Cendant, the Buyer or the Sub agree to fund acquisitions for the Business identified by Preis and approved by the executive committee of the board of directors of the Buyer (or the Sub if designated by the Buyer) in its sole discretion after the Closing and until December 31, 2002 up to a cumulative maximum value of $1,900,000; PROVIDED that any portion or all of that amount may be funded in CIB Stock or Buyer Common Stock.

        Section 4.16. ANCILLARY REVENUES. The Buyer, the Sub and the Seller understand that the acquisition and operation of the Business by the Buyer (or the Sub if designated by the Buyer) will likely generate ancillary revenues for other business units of Cendant, the Buyer, the Sub and/or the Cendant Internet Business. The Buyer, the Sub and the Seller agree that for the purposes of calculating the Deferred Payments, the Sellers will get an allocation toward Actual Revenues for a given year for any such ancillary revenues actually realized in such year, such allocation amount to be finally determined in accordance with Schedule 4.16.

        Section 4.17. ESCROW DELIVERY. On January 1, 2000, the Buyer (or the Sub if designated by the Buyer) shall deliver to the escrow agent (the "Escrow Agent") named in the Escrow Agreement (i) $940,000 (the "Escrow Amount") to be paid in cash to a bank account designated by the Escrow Agent upon three days prior written notice to the Buyer (or the Sub if designated by the Buyer), and
(ii) that number of shares of Buyer Common Stock calculated by dividing $1.0 million by the Share Value to be released to the Seller or the Seller Shareholders, as the case may be, pursuant to Section 1.5 in connection with the Year 1 Calculated Deferred Payment Amount.

        Section 4.18. LOCKUP. In the event of an IPO, the Seller or the Seller Shareholders, as the case may be, shall not directly or indirectly transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of ("Transfer") any CIB Stock owned by it for a period (the "Lockup Period") commencing on the date on which such IPO is consummated. The length of the Lockup Period shall be determined by the Buyer, after consultation with the underwriters in connection with the IPO and shall be no longer than the Lockup Period required for similarly situated shareholders of the Buyer. The Seller or the Seller Shareholders, as the case may be, shall, if requested by the Buyer, enter into a separate agreement in customary form evidencing the restrictions on Transfer during the Lockup Period.

        Section 4.19. POST CLOSING OPERATIONS AND EXPENSE BUDGET. Cendant, the Buyer or the Sub agree to fund those amounts needed to fund the Budgeted Expenses and to cooperate reasonably in allowing Preis and McWeeny to execute current plans for maintaining, expanding and improving the Business.

        Section 4.20. RELEASE OF PERSONAL LIABILITY. Promptly after the Closing, Cendant, the Buyer or the Sub shall use its reasonable best efforts to obtain releases of the Seller Shareholders from all "Personal Liability Creditors" of the Business. As used herein, the term "Personal Liability Creditors" shall mean the creditors of the Business which at the Closing are owed money or a duty which is an Assumed Liability for which either or both Seller Shareholders have or may have personal liability, including but not limited to the Real Property Leases or equipment lessors and parties extending loans or other credit lines in the name of or otherwise utilized by the Seller and which shall be set forth on
Section 4.20 of the Seller Disclosure Schedule. If and to the extent the releases set forth on Section 4.20 of the Seller Disclosure Schedule are not obtained, Cendant, the Buyer or the Sub shall indemnify and hold harmless the Seller Shareholders for any amounts due to such Personal Liability Creditors.

        Section 4.21. MONTHLY FINANCIAL INFORMATION. Within 10 business days after the end of each calendar month after the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Seller shall deliver to Cendant (i) an unaudited balance sheet of the Seller and its subsidiaries as of the end of such monthly period and the related unaudited statements of operations for the period then ended (together, the "Monthly Unaudited Financial Information") and (ii) a certificate, duly executed by the chief executive officer of the Seller restating with respect to such Monthly Unaudited Financial Information, the representations and warranties set forth in Section 2.4.

        Section 4.22. MAIL RECEIVED AFTER THE CLOSING. Following the Closing, Cendant, the Buyer and the Sub may receive and open all mail addressed to the Seller, any subsidiary of the Seller or the Seller Shareholders and deal with the contents thereof in their sole discretion to the extent that such mail and the contents thereof relate to the Expanded Business, the Acquired Assets or any of the Assumed Liabilities. Cendant, the Buyer or the Sub shall deliver or cause to be delivered to the Seller or the Seller Shareholders all mail received by Cendant, the Buyer or the Sub after the Closing addressed to the Seller, any subsidiary of the Seller or the Seller Shareholders which does not relate to the Expanded Business, the Acquired Assets or the Assumed Liabilities.

        Section 4.23. USE OF TRADEMARKS. The Seller and the Seller Share-holders agree that promptly following the Closing Date, the Seller and the Seller Shareholders shall cease and desist from all further use of the "Metro-Rent" Service Mark and all logos of the Seller (the "Seller's Service Mark and Logos") and will (i) adopt new trade names, trademarks, identifying logos and service marks related thereto which are not confusingly similar to the Sellers's Service Mark and Logos, (ii) file amendments to the Articles of Incorporation of the Seller with the California Secretary of State and shall make appropriate filings with any other applicable registry(ies) changing the Seller's corporate name and any d/b/a to a name that does not include any of the Sellers's Service Mark and Logos or words confusingly similar thereto; and (iii) neither the Seller, the Seller Shareholders nor any of their affiliates shall make any further use of the Sellers's Service Mark and Logos.


                                   ARTICLE V

                CONDITIONS TO CONSUMMATION OF THE ASSET PURCHASE

        Section 5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE ASSET PURCHASE. The respective obligations of each party to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) No statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that remains in force and prohibits the consummation of the transactions described herein; and

        (b) There shall not be any suit, action, or other proceeding pending by any Governmental Entity or administrative agency or commission that seeks to enjoin or otherwise prevent consummation of the transactions contemplated hereby, other than suits, actions or proceedings that, in the reasonable opinion of counsel to the parties hereto, are unlikely to result in a Business Material Adverse Effect or Buyer Material Adverse Effect;

PROVIDED, HOWEVER, that the provisions of this Section 5.1(b) shall not apply to any party that has directly or indirectly encouragd such suit, action or proceeding.

        Section 5.2. FURTHER CONDITIONS TO THE SELLER'S AND THE SELLER SHARE HOLDERS' OBLIGATIONS. The obligations of the Seller and the Seller Shareholders to consummate the transactions contemplated hereby are further subject to satisfaction or waiver by the Seller and the Seller Shareholders of the following conditions:

        (a) The representations and warranties of Cendant, the Buyer and the Sub contained in this Agreement (without giving effect to any "materiality" or Buyer Material Adverse Effect qualification or exception contained therein) shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, in the aggregate, a Buyer Material Adverse Effect;

        (b) Cendant, the Buyer and the Sub shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing;

        (c) Cendant, the Buyer and the Sub shall have delivered to the Seller a certificate satisfactory in form and substance to the Seller to the effect that each of the conditions specified above in Sections 5.2(a) and (b) is satisfied in all respects;

        (d) The Seller shall have received a certificate of the Secretary of the Buyer (or the Sub if designated by the Buyer) satisfactory in form and substance to the Seller setting forth resolutions of the Board of Directors of the Buyer (or the Sub if designated by the Buyer) authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions have been duly made and have not been rescinded or amended as of the Closing Date; and

        (e) The Buyer (or the Sub if designated by the Buyer) shall have obtained the licenses, consents and approvals listed in Section 3.7 of the Seller Disclosure Schedule or have provided reasonable assurances to the Seller that the Buyer (or the Sub if designated by the Buyer) will be permitted to operate the Business after the Closing in substantially the form currently operated by the Seller.

        Section 5.3. FURTHER CONDITIONS TO CENDANT'S, THE BUYER'S AND THE SUB'S OBLIGATIONS. The obligations of Cendant, the Buyer and the Sub to consummate the transactions contemplated hereby are further subject to the satisfaction or waiver by Cendant, the Buyer and the Sub at or prior to the Closing Date of the following conditions:

        (a) The representations and warranties of the Seller and the Seller Shareholders contained in this Agreement (without giving effect to any "materiality" or Business Material Adverse Effect qualification or exception contained therein) shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, in the aggregate, a Business Material Adverse Effect;

        (b) Each of the Seller and the Seller Shareholders shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing;

        (c) Each of the Seller and the Seller Shareholders shall have delivered to Cendant, the Buyer and the Sub a certificate satisfactory in form and substance to Cendant to the effect that each of the conditions specified above in Sections 5.3(a) and (b) is satisfied in all respects;

        (d) Cendant, the Buyer and the Sub shall have received a certifi cate of the Secretary of the Seller satisfactory in form and substance to Cendant setting forth resolutions of the Board of Directors of the Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions have been duly made and have not been rescinded or amended as of the Closing Date;

        (e) Cendant shall have completed a due diligence investigation of the Seller and the Business including, without limitation, meetings with management, office visitations and other informational requests in scope, detail, substance and result reasonably satisfactory to Cendant; PROVIDED, HOWEVER, that if Cendant shall not have exercised its termination right pursuant to Section 6.1(d) hereof within 30 days of the date of this Agreement, this condition shall be deemed to be satisfied;

        (f) Notwithstanding anything to the contrary contained herein, if the Seller fails to provide the Buyer (or the Sub if designated by the Buyer) with the certificates described in Section 1.7(d) hereof and the Buyer (or the Sub if designated by the Buyer) elects to proceed with the Closing, the Buyer (or the Sub if designated by the Buyer) shall be entitled to withhold from the amount realized by the Seller the amount required to be withheld pursuant to
Section 1445 of the Code. If the Seller fails to provide the Buyer (or the Sub if designated by the Buyer) with any of the certificates described in Section 1.7(e) hereof and the Buyer (or the Sub if designated by the Buyer) elects to proceed with the Closing, the Buyer (or the Sub if designated by the Buyer) shall withhold or, where appropriate, escrow such amount as necessary based upon Buyer's (or the Sub's if designated by the Buyer) reasonable estimate of the amount of such potential liability, or as determined by the appropriate taxing authority, to cover such Taxes until such time as the required certificates are provided;

        (g) The Preclosing Transactions shall have been consummated in form and substance reasonably satisfactory to Cendant;

        (h) The Buyer (or the Sub if designated by the Buyer) shall have approved the certificate called for in Section 1.1(b)(2);

        (i) The Buyer (or the Sub if designated by the Buyer) shall have obtained the licenses, consents and approvals described in Section 3.7 of the Seller Disclosure Schedule; and

        (j) The Seller shall have obtained the licenses, consents and approvals described in Section 5.3(j) of the Seller Disclosure Schedule.


                                   ARTICLE VI

                          TERMINATION AND ABANDONMENT

        Section 6.1. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

        (a)     by mutual written consent of the Seller and Cendant;

        (b) by the Seller or Cendant at any time after December 31, 1999 if the Closing shall not have occurred by such date; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to (i) the Seller, if the Seller has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date or (ii) Cendant, if Cendant has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date;

        (c) by the Seller or the Seller Shareholders, on the one hand, or Cendant, the Buyer or the Sub, on the other hand, if one of the others shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.2(a) or (b) or 5.3(a) or (b), as applicable, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Seller or Cendant; and

        (d) by Cendant, if it shall not be reasonably satisfied with its due diligence investigation of the Seller contemplated by Section 5.3(e) hereof; PROVIDED, HOWEVER, that if Cendant shall not have exercised its termination right contained in this Section 6.1(d) within 30 days of the date of this Agreement, this termination right shall be deemed to have lapsed.

        Section 6.2. PROCEDURE FOR AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 6.1 hereof, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Seller, the Seller Shareholders, Cendant, the Buyer or the Sub. If this Agreement is terminated pursuant to Section 6.1 hereof:

        (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreements and
Section 4.2(b) hereof;

        (b) all filings, applications and other submissions made pursuant hereto, if any, shall, to the extent practicable, be withdrawn from the agency or other Person to which made; and

        (c) there shall be no liability or obligation hereunder on the part of the Seller, the Seller Shareholders, Cendant, the Buyer or the Sub or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except that the Seller, the Seller Shareholders, Cendant, the Buyer or the Sub, as the case may be, may have liability to the other parties if the basis of termination is a material breach by the Seller, the Seller Shareholders, Cendant, the Buyer or the Sub, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Sections 4.2(b), 6.2 and 8.8 hereof shall survive any such termination.


                                  ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

        Section 7.1. SURVIVAL PERIODS. Each of the representations and warranties made by the parties in this Agreement shall survive the Closing for a period of three years; PROVIDED, HOWEVER, that (i) the representations and warranties contained in Sections 2.2 and 3.2 shall survive the Closing without limitation (subject to any applicable statutes of limitations), other than the termination of this Agreement, and (ii) the representations and warranties contained in Section 2.11, clause (iv) of Section 2.9(c) and Section 2.14 shall survive for the applicable period of the relevant statute of limitations (taking into account valid extensions thereof). No claims or causes of action may be brought against the Seller, the Seller Shareholders, Cendant, the Buyer or the Sub based upon, directly or indirectly, any of the representations, warranties or agreements contained in Articles II and III hereof after the applicable survival period or, except as provided in Section 6.2(c) hereof, any termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties that contemplates performance after the Closing, including, without limitation, such covenants and agreements set forth in Sections 1.4, 1.5 and
Article IV hereof.

        Section 7.2. THE SELLER'S AND THE SELLER SHAREHOLDERS' AGREEMENT TO INDEMNIFY. (a) Subject to the terms and conditions set forth herein, from and after the Closing, the Seller and each of the Seller Shareholders shall jointly and severally indemnify and hold harmless Cendant, the Buyer, the Sub and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Buyer Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, the "Buyer Damages") asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach of any representation or warranty of the Seller or the Seller Shareholders contained in this Agreement (determined without regard to any materiality or Business Material Adverse Effect qualification contained in such representation or warranty), (ii) a breach of any covenant or agreement on the part of the Seller or the Seller Shareholders under this Agreement, (iii) the Retained Liabilities and the Retained Assets, or
(iv) any failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby.

        (b) The Seller's and the Seller Shareholders' obligation to indem nify the Buyer Indemnitees pursuant to Section 7.2(a) hereof is subject to the following:

                (i) No indemnification on the part of either the Seller or the Seller Shareholders to indemnify the Buyer Indemnitees under clauses
        (i) and (ii) of Section 7.2(a) shall arise unless the aggregate amount of Buyer Damages exceeds $20,000;

                (ii) In the absence of fraud or willful misconduct on the part of the Seller or either of the Seller Shareholders, in no event shall the Seller's and the Seller Shareholders' aggregate obligation to indemnify the Buyer Indemnitees under clauses (i) and (ii) of Section 7.2(a) exceed the aggregate dollar value, as set forth in Section 1.4 of this Agreement, of (a) the Closing Cash Payment, (b) the Closing Stock Payment and (c) the actual Calculated Deferred Payments for Year 1, Year 2 and Year 3; PROVIDED, HOWEVER, that the foregoing limitation shall not apply to Buyer Damages in respect of Taxes;

                (iii) The Seller or the Seller Shareholders shall be obligated to indemnify the Buyer Indemnitees pursuant to clause (i) of Section 7.2(a) only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given the Seller and the Seller Shareholders written notice thereof prior to the end of the applicable survival period (as provided for in Section 7.1). Any written notice delivered by a Buyer Indemnitee to the Seller and the Seller Shareholders with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof;

                (iv) Notwithstanding anything to the contrary in this Agreement, the Seller and the Seller Shareholders shall have no obligation to indemnify any Buyer Indemnitee for incidental, consequential, exemplary, special or punitive damages; and

                (v) Cendant, the Buyer and the Sub shall be entitled to set-off any Buyer Damages against any Calculated Deferred Payment, if any, payable to the Seller or the Seller Shareholders; PROVIDED, that any such set-off shall be made only against the cash portion of such Calculated Deferred Payment, unless the cash portion is insufficient to satisfy the full amount of the set-off, in which case the balance may be set-off against the Share Equivalent portion of such Calculated Deferred Payment (at the Appreciated Value at the time of set-off); and PROVIDED, FURTHER, that the principal amount of any Seller Shareholder Loans or Interest Bearing Seller Shareholder Loans to which the Seller Shareholders may be entitled pursuant to Section 4.14 of this Agreement will be reduced by the total amount of any set-off made against the cash portion of such Calculated Deferred Payment.

        Section 7.3. THE BUYER'S AND THE SUB'S AGREEMENT TO INDEMNIFY. (a) Subject to the terms and conditions set forth herein, from and after the Closing, Cendant, the Buyer and the Sub shall indemnify and hold harmless the Seller and the Seller Shareholders and their respective directors, officers, employees, affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the "Seller Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Seller Damages") asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) a breach of any representation or warranty of Cendant, the Buyer and the Sub contained in this Agreement (determined without regard to any materiality or Buyer Material Adverse Effect qualification contained in such representation or warranty) and (ii) a breach of any covenant or agreement on the part of Cendant, the Buyer or the Sub under this Agreement.


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

        (b) Cendant, the Buyer and the Sub's obligation to indemnify the Seller Indemnitees pursuant to Section 7.3(a) hereof is subject to the following limitations:

                (i) No indemnification on the part of Cendant, the Buyer or the Sub to indemnify the Seller Indemnitees under clauses (i) and (ii) of Section 7.3(a) shall arise unless the aggregate amount of Seller Damages exceeds $20,000;

                (ii) In the absence of fraud or willful misconduct on the part of Cendant, the Buyer or the Sub, in no event shall Cendant, the Buyer and the Sub's aggregate obligation to indemnify the Seller Indemnitees under clauses (i) and (ii) of Section 7.3(a) exceed the Purchase Price;

                (iii) Cendant, the Buyer and the Sub shall be obligated to indemnify the Seller Indemnitees pursuant to clause (i) of Section 7.3(a) only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given Cendant, the Buyer and the Sub written notice thereof prior to the end of the applicable survival period (as provided for in Section 7.1). Any written notice delivered by a Seller Indemnitee to Cendant, the Buyer and the Sub with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; and

                (iv) Notwithstanding anything to the contrary in this Agreement, Cendant, the Buyer and the Sub shall have no obligation to indemnify any Seller Indemnitee for incidental, consequential, exemplary, special or punitive damages.

        Section 7.4. THIRD-PARTY INDEMNIFICATION. The obligations of the Seller and the Seller Shareholders to indemnify the Buyer Indemnitees under Section 7.2 hereof with respect to Buyer Damages and the obligations of Cendant, the Buyer and the Sub to indemnify the Seller Indemnitees under Section 7.3 with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a "Claim"), will be subject to the following terms and conditions:

        (a) Any party against whom any Claim is asserted will give the indemnifying party written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof by


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

representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party's obligations under this
Article VII, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, against whom such claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement (subject to the terms of Section 7.4(c)) of such claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

        (b) So long as the indemnifying party has assumed the defense of any Claim in the manner set forth above, the indemnifying party shall have the exclusive right to contest, defend and litigate such Claim and, except as expressly provided in Section 7.4(c), shall have the exclusive right, in its sole discretion, to settle any such claim, either before or after the initiation of litigation at such time and on such terms as the indemnifying party deems appropriate. If the indemnifying party elects not to assume the defense of any such Claim (which shall be without prejudice to its right at any time to assume subsequently such defense), the indemnifying party will nonetheless be entitled, at its own expense, to participate in such defense. The indemnified party shall have the right to participate, with separate counsel (which counsel shall act in an advisory capacity only), in any such contest, defense, litigation or settlement conducted by the indemnifying party. After notice from the indemnifying party to such indemnified party of the indemnifying party's election to assume the defense of such Claim, the indemnifying party will not be liable to such indemnified party for any expenses of the indemnified party's counsel that are subsequently incurred in connection with the defense thereof; PROVIDED, HOWEVER, that the expense of such indemnified party's counsel shall be paid by the indemnifying party if (i) the indemnifying party requested such separate counsel to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a significant conflict of interest exists between the indemnifying party, on the one hand, and the indemnified party, on the other hand, that would make such separate representation clearly advisable.

        (c) Without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that


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

includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Claim. In addition, whether or not the indemnifying party shall have assumed the defense of the Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

        (d) The indemnifying party and the indemnified party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

        Section 7.5. NO DUPLICATION; SOLE REMEDY. (a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

        (b) Cendant's, the Buyer's and the Sub's, on the one hand, and the Seller's and the Seller Shareholders', on the other hand, respective rights to indemnification as provided for in Sections 7.2 and 7.3, as applicable, shall be the exclusive remedy for any Buyer Damages or Seller Damages, respectively, for which indemnification is provided hereunder; PROVIDED, HOWEVER, that nothing contained herein shall prevent an indemnified party from pursuing remedies as may be available to such party under applicable law in the event of (i) fraud or willful misconduct, (ii) only equitable relief being suitable to address the injury or possible injury, or (iii) an indemnifying party's failure to comply with its indemnification obligations hereunder.

        Section 7.6. INDEMNIFICATION MATTERS GOVERNED BY THIS ARTICLE VII. The indemnification and other provisions of this Article VII shall govern the procedure for all indemnification matters under this Agreement.


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

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

        Section 8.1. ENTIRE AGREEMENT. This Agreement (including the Seller Disclosure Schedule), the Seller Shareholder Employment Agreements, the Escrow Agreement, the Registration Rights Agreement and the Confidentiality Agreements constitute the entire agreement of the parties relating to the subject matter hereof and supersede other prior agreements and understandings between the parties both oral and written regarding such subject matter.

        Section 8.2. SEVERABILITY. Any provision of this Agreement that is held by a court of competent jurisdiction to violate applicable law shall be limited or nullified only to the extent necessary to bring the Agreement within the requirements of such law.

        Section 8.3. NOTICES. Any notice required or permitted by this Agreement must be in writing and must be sent by facsimile, by nationally recognized commercial overnight courier, or mailed by United States registered or certified mail, addressed to the other party at the address below or to such other address for notice (or facsimile number, in the case of a notice by facsimile) as a party gives the other party written notice of in accordance with this Section
8.3. Any such notice will be effective as of the date of receipt:

        (a)     if to Cendant, the Buyer or the Sub, to

                        Cendant Corporation
                        6 Sylvan Way
                        Parsippany, New Jersey 07054
                        Telecopy: (973) 496-5335
                        Attention: General Counsel

                        with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        919 Third Avenue
                        New York, New York 10022
                        Telecopy: (212) 735-2000
                        Attention: David Fox, Esq.


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

        (b)     if to the Seller, to

                        Metro-Rent, Inc.
                        2021 Fillmore Street
                        San Francisco, California 94115
                        Telecopy: (415) 563-0383
                        Attention: Joseph A. Preis

                        with a copy to:

                        Dudnick Detwiler Rivin & Stikker LLP
                        351 California Street, 15th Floor
                        San Francisco, California 94104
                        Telecopy: (415) 982-1401
                        Attention: Jeffrey B. Detwiler, Esq.

        (c)     if to the Seller Shareholders, to

                        Joseph A. Preis
                        c/o Metro-Rent, Inc.
                        2021 Fillmore Street
                        San Francisco, California 94115
                        Telecopy: (415) 563-0383

                        and

                        John P. McWeeny
                        c/o Metro-Rent, Inc.
                        2021 Fillmore Street
                        San Francisco, California 94115
                        Telecopy: (415) 563-0383


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

                        with a copy to:

                        Dudnick Detwiler Rivin & Stikker LLP
                        351 California Street, 15th Floor
                        San Francisco, California 94104
                        Telecopy: (415) 982-1401
                        Attention: Jeffrey B. Detwiler, Esq.

        Section 8.4. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. certified or registered mail to its respective address set forth in Section 8.3 (or to such other address for notice that such party has given the other party written notice of in accordance with Section 8.3) shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

        Section 8.5. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

        Section 8.6. COUNTERPARTS. This Agreement may be signed by facsimile and in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

        Section 8.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding anything in this Agreement to the contrary, Cendant, the Buyer, the Sub or their permitted assigns may assign all or a part of their respective rights and obligations under this Agreement to any Person that directly or indirectly acquires all or a part of the assets and operations of the Expanded Business.

        Section 8.8. FEES AND EXPENSES. Whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Each of the Seller and the Seller Shareholders, on the one hand, and Cendant, the Buyer and the Sub, on the other hand, shall indemnify and hold harmless the other parties from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by such party.

        Section 8.9. INTERPRETATION. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to "Section" shall refer to corresponding provisions of this Agreement or the Seller Disclosure Schedule, as the case may be, whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." The phrase "to the knowledge of the Seller" or any similar phrase shall mean such facts and other information that as of the date hereof are actually known to any executive officer of the Seller or the Seller Shareholders after due inquiry. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. As used in this Agreement, the term "Person" includes an individual, a partnership, a limited partnership, a joint venture, a syndicate, a sole proprietorship, a company or corporation with or without share capital, a limited liability company, an unincorporated association, a trust, a trustee, an executor, an


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

administrator or other legal personal representative, a regulatory body or agency, any domestic or foreign national, supranational, state, provincial, county, municipal, district or local government or government body, or any public administrative or regulatory agency, political subdivision, commission, court, board or body of or established by any such government or government body which has authority in respect of a particular matter or any quasi-governmental body having the right to exercise any regulatory or taxing authority thereunder, an authority or entity however designated or constituted, and every other legal or business entity whatsoever.

        Section 8.10. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto, the Buyer Indemnitees and the Seller Indemnitees; PROVIDED, HOWEVER, that this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

        Section 8.11. NO WAIVERS; MODIFICATION. Any waiver of any right or default hereunder will be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver, modification or amendment of this Agreement or of any provision hereof will be effective unless in writing and signed by the party against whom such waiver, modification or amendment is sought to be enforced.

        Section 8.12. SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or equity.


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

        IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

                                        CENDANT CORPORATION


                                        By: /s/ James E. Buckman
                                            ------------------------------------
                                            Name:  James E. Buckman
                                            Title: Vice Chairman


                                        COMPLETEHOME.COM, INC.


                                        By: /s/ James E. Buckman
                                            ------------------------------------
                                            Name:  James E. Buckman
                                            Title: Executive Vice President


                                        RENT NET, INC.


                                        By: /s/ Richard Smith
                                            ------------------------------------
                                            Name:  Richard Smith
                                            Title: Chairman


                                        /s/ John P. McWeeny
                                        ----------------------------------------
                                        JOHN P. MCWEENY


                                        /s/ Joseph A. Preis
                                        ----------------------------------------
                                        JOSEPH A. PREIS


                                        METRO-RENT, INC.


                                        By: /s/ Joseph A. Preis
                                            ------------------------------------
                                            Name:  Joseph A. Preis
                                            Title: President

                                SPOUSAL CONSENT


        The undersigned represents that the undersigned is the spouse of

                                Joseph A. Preis

and that the undersigned is familiar with the terms of the Asset Purchase Agreement attached hereto and all related agreements and instruments executed pursuant to or in connection with the Asset Purchase Agreement (together the "Agreements"). The undersigned hereby agrees that the interest of the undersigned's spouse in all property which is the subject of such Agreements shall be irrevocably bound by the terms of such Agreements and by any amendment, modification, waiver or termination signed by the undersigned's spouse . The undersigned further agrees that the undersigned's community property interest, if any, in all property which is the subject of such Agreements shall be irrevocably bound by the terms of such Agreements, and that such Agreements shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes the undersigned's spouse to amend, modify or terminate such Agreements, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned's spouse shall be binding on the community property interest, if any, of the undersigned in all property which is the subject of such Agreements and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.


Dated: October 29, 1999



                                        -----------------------------
                                        Name: